Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CAMBRIDGE CAPITAL ACQUISITION CORPORATION,

CAMBRIDGE HOLDCO CORP.,

ABILITY COMPUTER & SOFTWARE INDUSTRIES LTD.

AND

THE SECURITYHOLDERS OF ABILITY COMPUTER & SOFTWARE INDUSTRIES LTD.

DATED AS OF SEPTEMBER 6, 2015

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 6, 2015, by and among Cambridge Capital Acquisition Corporation, a Delaware corporation (“Cambridge”), Cambridge Holdco Corp., a Cayman Islands company and wholly-owned subsidiary of Cambridge (“Holdco”), Ability Computer & Software Industries Ltd., an Israeli company (“Company”), and each of the persons or entities listed under the caption “Signing Securityholders” on the signature page hereof for the limited purpose of the sections of this Agreement (as defined below) identified on such page, such persons being the holders of all of the outstanding capital stock of the Company (each a “Stockholder” and collectively the “Stockholders”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Cambridge Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A.         Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Companies Law (2013 Revision) of the Cayman Islands as amended from time to time (the “Cayman Companies Law”) and the Companies Law 5759-1999 of Israel (the “Israeli Companies Law”) and other applicable law (collectively, the “Applicable Law”), Cambridge and the Company intend to enter into a business combination transaction by means of (i) a merger of Cambridge with and into Holdco, with Holdco surviving the merger and becoming the public company (the “Redomestication Merger”) and (ii) immediately following the Redomestication Merger, an exchange of 100% of the ordinary shares of the Company (the “Company Common Shares”) by the Stockholders for ordinary shares of Holdco, including the right to receive certain contingent shares, and cash as provided herein (the “Share Exchange” and, together with the Redomestication Merger, the “Transactions”).

B.         The board of directors of each of Cambridge (including any committee or subgroup thereof, the “Cambridge Board”), Holdco (including any committee or subgroup thereof, the “Holdco Board”) and the Company (including any committee or subgroup thereof, the “Company Board”) has determined that the Transactions are fair to, and in the best interests of, its respective company and securityholders.

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NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I.
THE MERGER

1.1          The Merger and Share Exchange. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and Applicable Law:

(a)         Cambridge shall be merged with and into Holdco, the separate existence of Cambridge shall cease and Holdco shall continue as the surviving corporation in the Redomestication Merger (the “Surviving Pubco”); and

(b)         Immediately following the consummation of the Redomestication Merger, all of the outstanding shares of the Company shall be exchanged for ordinary shares of Holdco, including the right to receive certain contingent shares as provided for in Section 1.13 hereof, and cash as provided herein, and the Company shall become a wholly owned subsidiary of Surviving Pubco.

1.2.         Effective Time; Closing. Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause (i) a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (ii) a plan of merger (the “Plan of Merger” and, together with the Delaware Certificate of Merger, the “Certificates of Merger”) to be filed with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Companies Law (the time of such filing, or such later time as may be agreed in writing by the Company and Cambridge and specified in the Plan of Merger being the “Effective Time”) and (iii) the consummation of the Share Exchange as provided herein. The consummation of each of the Redomestication Merger and Share Exchange is conditioned upon the consummation of the other. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Cambridge, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3.         Effect of the Transactions. At the Effective Time, the effect of the Transactions shall be as provided in this Agreement and the provisions of the Applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the issued and outstanding securities of Cambridge shall be automatically converted into securities of Surviving Pubco as provided herein, (ii) all the property, rights, privileges, powers and franchises of Cambridge shall vest in Surviving Pubco and all debts, liabilities and duties of Cambridge shall become the debts, liabilities and duties of Surviving Pubco and (iii) the Company shall continue its existence as a wholly owned subsidiary of Surviving Pubco.

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1.4.         Governing Documents. At the Effective Time:

(a)         the constitutional documents of Holdco shall be amended and restated by adoption of the Memorandum and Articles of Association in the form to be reasonably agreed between the Company and Cambridge and as required to reflect the terms of this Agreement prior to Closing and shall become the constitutional documents of the Surviving Pubco;

(b)         the charter documents of the Company shall be amended and restated in the form of Exhibit A.

1.5.         Conversion of Securities.

(a)         Subject to the terms and conditions of this Agreement, and as more particularly set out in the Plan of Merger, the following shall occur in the Redomestication Merger:

(i)         Each share of common stock, par value $0.0001 per share, of Cambridge issued and outstanding immediately prior to the Effective Time (“Cambridge Common Stock”), including those contained in units of Cambridge (“Cambridge Units”) consisting of one share of Cambridge Common Stock and one warrant to purchase one share of Cambridge Common Stock (“Cambridge Warrants”), will be automatically converted (subject to Section 1.5(c)) into one ordinary share of Surviving Pubco (“Surviving Pubco Shares”) and the holders thereof shall cease to have any further rights as holders of Cambridge Common Stock. Each certificate that evidenced Cambridge Common Stock immediately prior to the Redomestication Merger (“Cambridge Common Certificate”) shall entitle the holder to the applicable number of Surviving Pubco Shares into which the Cambridge Common Stock is convertible according to this Section 1.5(a)(i); provided, however, that each Cambridge Common Certificate owned by holders who have validly elected to receive a portion of the proceeds held in Cambridge’s Trust Fund (as defined in Section 3.26 hereof) shall entitle the holder thereof to receive only such portion of the Trust Fund as provided for in Cambridge’s Charter Documents (as defined below).

(ii)        Each Cambridge Warrant, including those contained in the Cambridge Units, issued and outstanding immediately prior to the Effective Time shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted and to represent a warrant (“Surviving Pubco Warrant”) to purchase one Surviving Pubco Share on the same terms existing under the Cambridge Warrants immediately prior to the Effective Time. Immediately following the Redomestication Merger, each certificate that evidenced Cambridge Warrants immediately prior to the Redomestication Merger (“Cambridge Warrant Certificate” and together with the Cambridge Common Certificates, the “Cambridge Certificates”) shall represent the applicable number of Surviving Pubco Warrants into which the Cambridge Warrants represented thereby have been converted.

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(iii)       Each unit purchase option of Cambridge (“Cambridge UPOs” and together with the Cambridge Common Stock and Cambridge Warrants, the “Cambridge Securities”) issued and outstanding immediately prior to the Effective Time shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted and to represent a unit purchase option (“Surviving Pubco UPOs” and together with the Surviving Pubco Shares and Surviving Pubco Warrants, the “Surviving Pubco Securities”) to purchase units of Surviving Pubco on the same terms existing under the Cambridge UPOs immediately prior to the Effective Time. Immediately following the Redomestication Merger, each certificate that evidenced Cambridge UPOs immediately prior to the Redomestication Merger (“Cambridge UPO Certificate”) shall represent the applicable number of Surviving Pubco UPOs into which the Cambridge UPOs represented thereby have been converted

(iv)       Each share of Cambridge Common Stock and each Cambridge Warrant held by Cambridge or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(v)       Certificates representing the Surviving Pubco Shares and Surviving Pubco Warrants issuable pursuant to Sections 1.5(a)(i) and 1.5(a)(ii) shall be issued to the holders of Cambridge Certificates upon surrender of the applicable Cambridge Certificates in the manner provided in Section 1.5(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(b)         Exchange Procedures.

(i)         Prior to the Effective Time, Surviving Pubco shall appoint Continental Stock Transfer & Trust Company (“Continental”), as agent (the “Exchange Agent”), for the purpose of exchanging Cambridge Securities for Surviving Pubco Securities. Upon surrender of the Cambridge Certificates and delivery of a duly executed letter of transmittal to the Exchange Agent, the holders of such Cambridge Certificates shall be registered in the register of members of Surviving Pubco and shall receive in exchange therefor certificates representing Surviving Pubco Securities (“Surviving Pubco Certificates”) into which their Cambridge Securities shall be converted at the Effective Time and the Cambridge Certificates so surrendered shall forthwith be canceled. Surviving Pubco shall make available to the Exchange Agent, as necessary, Surviving Pubco Certificates to be issued in respect of the Cambridge Certificates surrendered. Until so surrendered, outstanding Cambridge Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the shares in Surviving Pubco to which the holder thereof is entitled pursuant to Sections 1.5(a).

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(ii)        If certificates representing Surviving Pubco Shares are to be held in a name other than that in which the Cambridge Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Cambridge Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by an instrument of transfer that is reasonably satisfactory to the Company and that the persons requesting such exchange will have paid to Surviving Pubco, or any agent designated by it, any transfer or other taxes required by reason of the issuance of certificates representing shares of Surviving Pubco in any name other than that of the registered holder of the Cambridge Certificates surrendered, or established to the satisfaction of Surviving Pubco or any agent designated by it that such tax has been paid or is not payable.

(c)         Fractional Shares. Fractions of a Holdco Share may be issued as necessary by virtue of the Transactions.

(d)         Adjustments to Exchange Ratios. The number of Surviving Pubco Shares that the Stockholders and the holders of Cambridge Securities are entitled to receive as a result of the Transactions shall be equitably adjusted to reflect appropriately the effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cambridge Common Stock or Company Common Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Cambridge Common Stock or Company Common Shares occurring on or after the date hereof and prior to the Effective Time (provided there shall not be any adjustment with respect to the Company Dividend (as defined in Section 5.25)), and (ii) any breach or inaccuracy of either Section 2.3 or 3.3.

1.6.         Share Exchange.

(a)         Exchange. All of the Company Common Shares issued and outstanding immediately prior to the Effective Time shall be exchanged at the Effective Time into the right of the holders thereof to receive (collectively, the “Exchange Consideration”) an aggregate of:

(i)         $18,150,000 in cash (the “Cash Consideration”),

(ii)        17,173,267 Surviving Pubco Shares (the “Closing Date Share Consideration” and, together with the Cash Consideration, the “Total Closing Date Consideration”), and

(iii)       the Net Income Shares (as defined in Section 1.13) in accordance with Section 1.13.

The Exchange Consideration will be issued to the Stockholders as set forth on Schedule 1.6 pro rata with their ownership of Company Common Shares, subject to the issuance of a portion thereof to those Persons and in those amounts set forth on Schedule 1.6 (each such portion, a “Pro Rata Portion”).

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(b)         Share Exchange Steps. On the Closing Date, the Share Exchange shall occur in two separate steps:

(i)         the first step is an exchange of 9.473% of the Company Common Shares in exchange for the Cash Consideration, subject to Section 1.6(c); and

(ii)        the second step, immediately following the first step, is an exchange of the remaining 90.527% of the Company Common Shares in exchange for the Closing Date Share Consideration.

(c)         Cash Consideration; Put Options.

(i)         The Cash Consideration equal to $18,150,000 shall be distributed to the Stockholders at Closing, pro rata with their ownership of Company Common Shares (subject to the issuance of a portion thereof to those Persons and in those percentages set forth on Schedule 1.6).

(ii)        At Closing, an amount of cash equal to $11,850,000 (the “Put Option Escrow Cash”) shall be deposited by Surviving Pubco in escrow in accordance with the escrow agreement (the “Put Option Escrow Agreement”) prescribed in Schedule 5.31 hereto (the “Put Option Escrow Account”).

(iii)       Each Stockholder (each, a “Put Option Holder”) shall have the right to put (each, a “Put Option” and collectively, the “Put Options”) to the Surviving Pubco of his Pro Rata Portion of up to 1,173,267 Surviving Pubco Shares comprising a portion of the Closing Date Share Consideration (the “Put Shares”) for an amount in cash equal to (x) the number of Put Shares subject to such exercise, multiplied by (y) $10.10 per Put Share, plus (z) his Pro Rata Portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority (the “ITA”), generated in the Put Option Escrow, as specifically set forth on Schedule 1.6. The Put Option may be exercised by each Put Option Holder, in whole or in part, on one occasion by giving written notice to the Surviving Pubco at its principal executive office, together with the delivery of the Put Shares covered by the Put Option, at any time during the sixty (60) day period immediately following the two (2) year anniversary of the end of the full fiscal year in which Closing occurs (the “Put Option Exercise Period”). Any exercise of a Put Option with respect to issued Surviving Pubco Shares shall take effect as a repurchase as a matter of Cayman Islands law. Each Put Option Holder’s written notice shall be signed by such Put Option Holder and shall state the number of Put Shares with respect to which the Put Option is being exercised. If the Put Option is exercised by a Put Option Holder during the Put Option Exercise Period for a number of Put Shares that results in an amount of cash in the Put Option Escrow Account that is less than his or its Pro Rata Portion of the total Put Option Escrow Cash, then his or its Pro Rata Portion of the Put Option Escrow Cash remaining in the Put Option Escrow Account following distribution of such lesser amount of cash to such Put Option Holder (or any Permitted Put Option Transferee (as defined below)) with respect to the Put Shares exercised by such Put Option Holder shall be distributed to the Surviving Pubco. Notwithstanding the foregoing, subject to the Lock-up Agreements, nothing herein shall restrict any Put Option Holder (or any Permitted Put Option Transferee (as defined below)) from selling any Put Shares if the Put Option Holder provides at least three (3) trading days prior written notice of any such sale (the “Notice Period”) stating the number of Put Shares to be sold (a “Proposed Sale Notice”), the Put Option Holder may sell all or a portion of the Put Shares identified in the Proposed Sale Notice during the three (3) trading days following the expiration of the Notice Period (the “Permitted Sale Period”) and the Put Option Holder shall provide written notice of the number of such Put Shares that were sold by the end of the trading day following the expiration of the Permitted Sale Period (the “Final Sale Notice”). Notwithstanding the foregoing, during the Put Option Escrow Period, no Put Option Holder may encumber or otherwise subject the Put Shares applicable to him to any Lien.

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(iv)       For purposes hereof, (A) “Permitted Put Option Transferee” means (x) a beneficiary, “family member” (where a “family member” means any relationship by blood, marriage or adoption, including spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse) or trusts, family limited partnerships and similar entities primarily for the benefit of the Put Option Holder or the Put Option Holder’s family members or (y) an Affiliate of the Put Option Holder or any investment fund or entity controlled or managed by the Put Option Holder, including, if the Put Option Holder is a corporation, partnership, limited liability company or other business entity, a distribution of securities to limited or general partners, members, shareholders or other equity holders of the Put Option Holder; provided, however, that in each and any such event it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Put Option subject to the provisions of this Agreement applicable to the Put Option, and (B) “Put Option Escrow Period” means the period through the two (2) year anniversary of the end of the full fiscal year in which the Closing occurs.

(v)        If any Put Option is exercised, the purchase of the Put Shares covered by same and payment therefor shall be consummated within ten business days of such exercise and the applicable Put Holders and the Surviving Pubco shall cooperate in the prompt consummation of same; provided that, prior to the release and payment of any Put Option Escrow Cash to an exercising Put Option Holder, such Put Option Holder shall provide a representation to Surviving Pubco that the Put Shares subject to such Put Option exercise are free and clear of all Liens.

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(d)         Surrender of Company Certificates. Subject to Section 1.10 and Schedule 1.6, the Exchange Consideration shall be paid and issued to the holders of certificates representing the Company Common Shares (the “Company Certificates”) upon surrender of their respective Company Certificates (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8, or in the case of an uncertificated share, by delivery of a copy of the register of members of the Company indicating such holder as entitled to the shares). After the Effective Time, each outstanding Company Certificate will be deemed for all corporate purposes to evidence only the right to receive the applicable portion of the Exchange Consideration in accordance with the provisions of this Article I.

(e)         United States Tax Characterizations. With respect to the holders of Cambridge Securities, it is the intention of the parties hereto that (a) the Redomestication Merger shall be properly treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and (b) that the Redomestication Merger and the Share Exchange shall otherwise be treated as integrated transactions for United States income tax purposes for such holders.

(f)          Israeli Tax Matters

(i)         Withholding of Tax. All payments to the Stockholders under this agreement shall be subject to withholding of taxes under the laws of the State of Israel. Surviving Pubco and the escrow agent appointed for the purposes of subsection (c) of this Section 1.6(f) shall be entitled to withhold Israeli tax from the payments hereunder at the maximum rate provided for under the Israeli Income Tax Ordinance and the regulations promulgated thereunder. Notwithstanding the foregoing sentence, in the event that any of the Stockholders shall timely provide the payor with a valid certificate issued by the Israeli Tax Authority for the exemption from withholding tax or for the withholding of tax at a lesser percentage or amount provided under the law, the provisions of the said tax certificate shall prevail. Any amount withheld and paid over to the Israeli Tax Authority shall be deemed paid on account of the respective amount payable under this Agreement.

(ii)        Tax Pre-Ruling. The Company and the Stockholders shall be entitled to apply to the Israeli Tax Authority for rulings regulating the transactions contemplated hereunder for Israeli tax purposes. The language of any such application shall require the prior written consent of Cambridge only with respect to limitations in the rulings that relate to Surviving Pubco stockholders which are not the Stockholders or with respect to Surviving Pubco itself, which consent shall not be unreasonably withheld.

1.7.         No Distributions Until Surrender of Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Surviving Pubco Shares with a record date after the Closing Date will be paid to the holders of any unsurrendered Cambridge Certificates or Company Certificates with respect to the Surviving Pubco Shares to be issued upon surrender thereof until the holders of record of such Cambridge Certificates or Company Certificates shall surrender such Cambridge Certificates or Company Certificates. Subject to Applicable Law, following surrender of any such Cambridge Certificates or Company Certificates with a properly completed letter of transmittal, Surviving Pubco shall register the record holder thereof in the register of members of Surviving Pubco and shall deliver to the record holders thereof, without interest, the Surviving Pubco Certificates representing Surviving Pubco Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such Surviving Pubco Shares. For the avoidance of doubt, this Section 1.7 does not affect the distribution of the cash dividend as set forth in Section 5.27.

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1.8.         Lost, Stolen or Destroyed Certificates. In the event that any Cambridge Certificates or Company Certificates shall have been lost, stolen or destroyed, Surviving Pubco shall issue in exchange for such lost, stolen or destroyed Cambridge Certificates or Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the Surviving Pubco Shares that the shares of Cambridge Common Stock, Cambridge Warrants, Company Common Shares formerly represented by such Cambridge Certificates or Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7; provided, however, that as a condition precedent to the issuance of such certificates representing Surviving Pubco Shares and other distributions, the owner of such lost, stolen or destroyed Cambridge Certificates or Company Certificates shall indemnify Surviving Pubco against any claim that may be made against Surviving Pubco with respect to the Cambridge Certificates or Company Certificates alleged to have been lost, stolen or destroyed.

1.9.         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the then current officers and directors of Cambridge and Surviving Pubco and the officers and directors of the Company shall take all such lawful and necessary action.

1.10.       Continental Escrow. As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, a portion of the Closing Date Share Consideration (the “Escrow Shares”) having an aggregate value (based on $10.10 per share) equal to five percent (5%) of the Total Closing Date Consideration shall be deposited in escrow (the “Escrow Account”), which escrow amount deposited shall be allocated among the Stockholders in the same proportion as their proportionate share of the total Company Common Shares immediately prior to the Effective Time, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing as prescribed in Schedule 5.31 with Continental Stock Trust and Transfer serving as escrow agent (“Continental Escrow Agent”), substantially in the form of Exhibit C hereto (the “Continental Escrow Agreement”). On the first anniversary of the Closing Date (the “Basic Indemnity Escrow Termination Date”), the Continental Escrow Agent shall release fifty percent (50%) of the original number of Escrow Shares to the Stockholders, less any of such shares applied in satisfaction of a claim for indemnification pursuant to Article VIII and any of such shares related to a claim that is then unresolved in the same proportions as originally deposited into escrow. The remaining Escrow Shares (the “Additional Indemnity Shares”) shall be available for indemnification only with respect to Additional Indemnification Claims (each as hereinafter defined). On the earlier of (x) the eighteen (18) month anniversary of the Closing Date, and (y) the thirtieth (30th) day following the filing by Surviving Pubco of its Annual Report on Form 10-K for the year ending December 31, 2016 with the SEC (the “Additional Indemnity Escrow Termination Date”), the Continental Escrow Agent shall deliver the Additional Indemnity Shares, less any of such shares applied in satisfaction of an Additional Indemnification Claim and any of such shares related to an Additional Indemnification Claim that is then unresolved, to each recipient in the same proportions as initially deposited in escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution. “Additional Indemnification Claim” means a claim for indemnification pursuant to Article VII.

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1.11.       Representatives.

(a)         Cambridge hereby appoints Benjamin Gordon as the representative for Surviving Pubco immediately prior to the Effective Time (the “Cambridge Representative”) to take actions and make decisions required or permitted to be taken or made by the Cambridge Representative following the Closing pursuant to this Agreement or the Continental Escrow Agreement. Should the Cambridge Representative resign or be unable to serve, a new Cambridge Representative shall be selected by majority vote of those Persons who served on the Cambridge Board immediately prior to the Effective Time. The Cambridge Representative shall not be liable to any Person (including Surviving Pubco or recipients of Surviving Pubco Shares) for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Cambridge Representative while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Effective Time, a decision, act, consent or instruction of the Cambridge Representative shall be final, binding and conclusive and not subject to challenge by any recipient. Surviving Pubco is hereby relieved from any liability to any person for any acts done by Cambridge Representative and any acts done by Surviving Pubco in accordance with any such decision, act, consent or instruction of the Cambridge Representative. Surviving Pubco and each of its Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Cambridge Representative without independent investigation.

(b)         The Stockholders hereby appoint Anatoly Hurgin as their representative (the “Ability Representative”) to take actions and make decisions required or permitted to be taken or made by the Ability Representative following the Closing pursuant to this Agreement or the Continental Escrow Agreement. Should the Ability Representative resign or be unable to serve, a new Ability Representative shall be selected by majority vote of the remaining members of the Company Board who served thereon immediately prior to the Effective Time. The Ability Representative shall not be liable to any Person (including Surviving Pubco or recipients of Surviving Pubco Shares) for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Ability Representative while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Effective Time, a decision, act, consent or instruction of the Ability Representative shall be final, binding and conclusive and not subject to challenge by any recipient. Surviving Pubco is hereby relieved from any liability to any person for any acts done by Ability Representative and any acts done by Surviving Pubco in accordance with any such decision, act, consent or instruction of the Ability Representative. Surviving Pubco and each of its Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Ability Representative without independent investigation.

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1.12.       Stockholder Matters.

(a)         By its execution of this Agreement, each Stockholder, in its capacity as a stockholder of the Company, hereby approves this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Transactions and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of the Stockholders for purposes of the Israeli Companies Act (“Written Consent”).

(b)         Each Stockholder, for himself only (it being understood that each Stockholder makes the representations contained in this Section 1.12(b) only with respect to himself and not with respect to any other Stockholder), represents and warrants as follows:

(i)         such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder and, to consummate the transactions contemplated hereby;

(ii)        this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii)       all Surviving Pubco Shares to be acquired by such Stockholder pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof;

(iv)       he understands that he must bear the economic risk of the investment in the Surviving Pubco Shares, which cannot be sold by him unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom is available thereunder;

(v)        he has had both the opportunity to ask questions and receive answers from the officers and directors of Cambridge and all persons acting on Cambridge’s behalf concerning the business and operations of Cambridge and to obtain any additional information to the extent Cambridge possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(vi)       he has had access to the Cambridge SEC Reports (as defined in Section 3.7 hereof) filed prior to the date of this Agreement;

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(vii)      that his execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), including without limitation to the Israeli Ministry of Defense and/or any agency thereof and/or under any Israeli national security legislation, including, without limitation, the Security Corporations Act (Protection of Security Interests) – 2006, the Defense Export Control Law – 2007 and the Control of Commodities and Services Order (Engagement in Encryption Means) – 1974, except (1) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on the Company or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(viii)     he is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act;

(ix)       he is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3);

(x)        he understands that the certificates representing Surviving Pubco Shares to be received by it may bear legends to the effect that the Surviving Pubco Shares may not be transferred except upon compliance with (1) the registration requirements of the Securities Act (or an exemption therefrom) and (2) the provisions of this Agreement; and

(xi)       he owns the Company Common Shares as listed on Schedule 2.3(a) as being owned by him free and clear of all Liens and has not granted to any other Person any options or other rights to buy such securities, nor has he granted any interest in such securities to any Person of any nature.

1.13.       Net Income Shares.

(a)         If, for the fiscal year of Surviving Pubco ending December 31, 2015, Surviving Pubco has Net Income equal to or greater than $27,000,000 (the “2015 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 3,600,000 Surviving Pubco Shares (the “2015 Net Income Shares”).

(b)         If, for the fiscal year of Surviving Pubco ending December 31, 2016, Surviving Pubco has Net Income equal to or greater than $40,000,000 (the “2016 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 1,850,000 Surviving Pubco Shares (the “2016 Net Income Shares”).

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(c)         If, for the fiscal year of Surviving Pubco ending December 31, 2017, Surviving Pubco has Net Income equal to or greater than $60,000,000 (the “2017 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 2,000,000 Surviving Pubco Shares (the “2017 Net Income Shares”).

(d)         If, for the fiscal year of Surviving Pubco ending December 31, 2018, Surviving Pubco has Net Income equal to or greater than $80,000,000 (the “2018 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 1,000,000 Surviving Pubco Shares (the “2018 Net Income Shares”).

(e)         In the event that Surviving Pubco fails to satisfy the Net Income Target for any fiscal year but Net Income for such fiscal year is ninety percent (90%) or more of the Net Income Target for such fiscal year, then Surviving Pubco shall issue to the Stockholders, in the aggregate, such number of Surviving Pubco Shares equal to the product obtained by (x) the Net Income Shares that would have been issued to the Stockholders had the Net Income Target been achieved multiplied by (y) the quotient obtained by (A) the Net Income for such fiscal year divided by (B) the Net Income Target for such fiscal year. For instance and solely by way of illustration, if the Net Income for the 2015 fiscal year equals $24,300,000, the 2015 Net Income Shares issuable to the Stockholders shall equal 3,240,000 Surviving Pubco Shares.

(f)          In the event that Surviving Pubco fails to satisfy the 2015 Net Income Target but satisfies the 2016 Net Income Target, then Surviving Pubco shall issue to the Stockholders, in addition to the 2016 Net Income Shares required to be issued by Surviving Pubco as a result of Surviving Pubco achieving the 2016 Net Income Target, the 2015 Net Income Shares. In addition, (i) if Surviving Pubco fails to satisfy the 2015 Net Income Target but Net Income for such fiscal year is ninety percent (90%) or more of the 2015 Net Income Target (i.e., 92%) and Net Income for 2016 is a higher percentage of the 2016 Net Income Target (i.e., 97%), then Surviving Pubco shall issue to the Stockholders, in addition to the pro rata 2016 Net Income Shares (i.e., 97%) required by Section 1.13(e), such number of Surviving Pubco Shares for 2015 in accordance Section 1.13(e) based on the difference (i.e. 5%) between the percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 97%) and the Net Income for 2015 as compared to the 2015 Net Income Target (i.e. 92%), or (ii) if Surviving Pubco fails to satisfy the 2015 Net Income Target and Net Income for such fiscal year is less than ninety percent (90%) of the 2015 Net Income Target but Net Income for 2016 is ninety percent (90%) or more of the 2016 Net Income Target (i.e. 95%), then Surviving Pubco shall issue to the Stockholders, in addition to the pro rata of 2016 Net Income Shares (i.e. 95%) required by Section 1.13(e), such number of Surviving Pubco Shares for 2015 in accordance Section 1.13(e) based on the same percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 95%). For purposes of clarity, the catch-up allowance described in this clause (f) shall not apply to any other time periods or targets other than those specifically referenced in this clause (f).

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(g)         As used herein,

(i)         “Net Income” means net income of Surviving Pubco as set forth in Surviving Pubco’s audited financial statements for any applicable year, as determined in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”). Net Income shall not take into account any net income (loss) that exists for a company acquired by Surviving Pubco or the Company after the Effective Time at the time of its acquisition; provided, however, any subsequent net income (loss) after the date of such acquisition shall be taken into account for purposes of determining whether the Net Income targets have been achieved. For instance and solely by way of illustration, if the Company acquires a company with $1 million of net income on October 31, 2015, any net income in November 2015 and December 2015 would be taken into account for purposes of determining whether the 2015 Net Income target has been achieved, and then if net income attributable to such acquisition was $6 million in 2016, then $6 million of such 2016 net income would be taken into account for purposes of determining whether the 2016 Net Income target has been achieved. In addition, the calculation of Net Income for all purposes under this Section 1.13 shall not include (x) any expenses paid or incurred by the Company, Surviving Pubco or Cambridge in connection with the transactions contemplated hereby or as otherwise set forth on Schedule 5.23 of this Agreement; and (y) any and all losses or expenses incurred by the Company, Surviving Pubco or Cambridge in connection with the litigation described on Schedule 3.10.

(ii)        “Net Income Shares” means, subject to Section 1.13(e), the sum of the 2015 Net Income Shares, the 2016 Net Income Shares, the 2017 Net Income Shares and the 2018 Net Income Shares issuable pursuant to this Section 1.13.

(iii)       “Net Income Target” means, as the context requires, each of the 2015 Net Income Target, the 2016 Net Income Target, the 2017 Net Income Target or the 2018 Net Income Target.

(h)         Subject to compliance with Applicable Law, any Net Income Shares to be issued pursuant to this Section 1.13 shall be (i) issued automatically and without requiring approval from the Surviving Pubco Board other than approvals granted in connection with this Agreement and the Transactions, (ii) allocated as set forth on Schedule 1.13(h), and (iii) automatically equitably adjusted to reflect appropriately (x) the effect of any stock split, consolidation, reverse stock split, share dividend (including any dividend or distribution of securities convertible into Surviving Pubco Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Shares occurring on or after the date such Net Income Shares are issued, and (y) any breach or inaccuracy of either Section 2.3 or 3.3.

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(i)          Not later than 150 days after the fiscal year with respect to which Net Income is calculated, Surviving Pubco shall deliver to the Cambridge Representative its Net Income calculation (the “Net Income Calculation”), which shall be conclusive and binding upon the parties unless the Cambridge Representative, within ten (10) Business Days after its receipt of the Net Income Calculation, notifies Surviving Pubco in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Net Income Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten (10) Business Days after notice is given to Surviving Pubco by the Cambridge Representative, the parties shall submit the dispute to an independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within thirty (30) days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Surviving Pubco and the Cambridge Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Net Income Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section 1.13(g) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Arbiter shall be borne by Surviving Pubco. Subject to the requirement to act in good faith in accordance with Section 1.11 herein, the Cambridge Representative shall be entitled to engage a firm of independent accountants to advise it with respect to the Net Income Calculation, with the all fees and expenses of such firm to be paid by Surviving Pubco.

(j)          Except as set forth in Section 1.13(d), Net Income Shares shall be issued to the Persons entitled to them no later than thirty (30) days after the Net Income Calculation becomes conclusive and binding for the fiscal year with respect to such Net Income Shares are earned.

1.14.       Sale Restriction. Prior to the Effective Time, (i) those Persons set forth on Schedule 1.14(i) shall enter into a Lock-Up Agreement in the form of Exhibit D-1 (the “One Year Lock-Up Agreement”), and (ii) those Persons set forth on Schedule 1.14(ii) shall enter into a Lock-Up Agreement in the form of Exhibit D-2 (the “Two Year Lock-Up Agreement,” and together with the One Year Lock-Up Agreement, the “Lock-Up Agreements”).  Surviving Pubco’s register of members and the Surviving Pubco Certificates evidencing the Surviving Pubco Shares issued as a result of the Share Exchange shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such Lock-Up Agreements.

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ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and the Stockholders hereby represent and warrant to Cambridge as follows:

2.1.         Organization and Qualification.

(a)         The Company is duly incorporated, validly existing and in good standing under the laws of Israel and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the memorandum and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Cambridge or Cambridge’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)         The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)         The minute books of the Company contain, in all material respects, true and accurate records of written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Cambridge or Cambridge’s counsel.

(d)         The stock transfer and ownership records of the Company, if any, contain, in all material respects, true and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Cambridge or Cambridge’s counsel.

2.2.         Subsidiaries. The Company has no Subsidiaries, and, other than as set forth on Schedule 2.2, has no participations in joint ventures or other entities. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity

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2.3.         Capitalization.

(a)         The authorized capital stock of the Company consists of 170,000 Company Common Shares, of which 122,000 shares are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than Company Common Shares, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company, the number of Company Common Shares owned, or to be owned at the time of the Closing, by each shareholder and each shareholder’s state or province of residence. As of the date of this Agreement, the Company has no outstanding options to purchase Company Common Shares or outstanding warrants or other rights or derivative securities to purchase Company Common Shares. All outstanding Company Common Shares have been issued and granted in compliance with (x) all Applicable Law, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(b)         Except as set forth in Schedule 2.3(b) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)         Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d)         Except as set forth in Schedule 2.3(d), no outstanding Company Common Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e)         Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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2.4.         Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Share Exchange). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI and approval of the Stockholders by the Written Consent), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5.         No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)         The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, impairments, rights of termination, acceleration or cancellation, Liens, payment accelerations or increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)         The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, including without limitation to the Israeli Ministry of Defense and/or any agency thereof and/or under any Israeli national security legislation, including, without limitation, the Security Corporations Act (Protection of Security Interests) – 2006, the Defense Export Control Law – 2007 and the Control of Commodities and Services Order (Engagement in Encryption Means) – 1974, or other third party to any Material Company Contract, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

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2.6.         Compliance. Since the date of its establishment, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, except for failures to comply or violations which, individually or in the aggregate, have not had or would not be reasonably likely to have a Material Adverse Effect on the Company. The Company has not sold or entered into any Company Contract for the sale of products or goods into any jurisdiction in violation of any trade agreements, treaties or embargoes imposed by the State of Israel. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Since the date of the Company’s establishment, no written notice of non-compliance with any Legal Requirements has been received by the Company from any Governmental Entity which currently remains pending or unresolved. The Company is not in default of any term of any Company Contract, except for defaults which, individually or in the aggregate, have not had or would not be reasonably likely to have a Material Adverse Effect on the Company.

2.7.         Financial Statements.

(a)         The Company has provided to Cambridge a correct and complete copies of the (i) audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2014 and 2013 (the “Audited Financial Statements”), and (ii) the unaudited consolidated financial statements of the Company for the three month period ended June 30, 2015 (the “Balance Sheet Date”) (including any notes related thereto) (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b)         The Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except, in the case of the Unaudited Financial Statements, subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and do not include all footnotes.

(c)         The books of account and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d)         Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which to the Company’s knowledge do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet contained therein, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

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(e)         To the knowledge of the Company, the Company’s auditor that has audited and reported upon the financial statements to be included in the Proxy Statement/Prospectus (as defined) has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

2.8.         No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except such liabilities (i) disclosed in the Financial Statements or in the notes thereto, (ii) arising in the ordinary course of the Company’s business since the Balance Sheet Date, and (iii) incurred in connection with the transactions contemplated by this Agreement, including those incurred by actions permitted by Section 4.1 herein, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

2.9.         Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto and as expressly contemplated by this Agreement, between the Balance Sheet Date and the date hereof, (i) the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, (ii) there has not been any Material Adverse Effect on the Company, and (ii) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1.

2.10.       Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

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2.11.       Employee Benefit Plans.

(a)         Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, agreements, commitments or other arrangements (whether or not set forth in a written document) currently covering any active or former employee, director or consultant of the Company since the date of the Company’s establishment, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan in any material respect (except to the extent required by law or to conform any such Plan to the requirements of any Applicable Law, in each case as previously disclosed to Cambridge in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)         Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Plan.

2.12.       Labor Matters.

(a)         Except as set forth on Schedule 2.12(a) and pursuant to Applicable Law, the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company, on the one hand, and any of its employees, on the other hand, subject to a collective bargaining agreement or other labor union contract.

(b)         Except as set forth on Schedule 2.12(b), each employee and consultant of the Company is terminable “at will” subject to Applicable Law and the terms of his/her respective employment agreement. The Company has not received any written notice of termination of employment from any of its officers or key employees. The Company is in compliance in all material respects with the terms of the respective employment and consulting agreements between the Company and such individuals. Except as otherwise disclosed in Schedule 2.12(b), to the knowledge of the Company, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company that have been made available to Cambridge.

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(c)         The Company is in compliance in all material respects with all Legal Requirements applicable to its employees respecting employment, employment practices, terms and conditions of employment and wages and hours and are not liable for any arrears of wages or penalties with respect thereto. All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 2.12(c), there are no pending, or to the Company’s knowledge, threatened claims or actions against the Company by any employee in connection with such employee’s employment or termination of employment by the Company.

(d)         All of Company's employees have executed employment agreements incorporating Section 14 of the Israeli Severance Pay Law and the General Permit of the Minister of Economy, pursuant to which payments made by Company for the benefit of its employees under a pension plan or a manager's insurance policy (“Severance Funds”) shall be in lieu of its statutory obligation to pay severance pay, for the period commencing August 2014. As per the periods prior thereto, severance payments would be made in accordance with law, for which sufficient funds have been deposited in the Company’s employees’ personal Severance Funds as well as accrued in the financial statements. The aggregate amounts of all accrued vacation days for all employees of the Company are not material.

2.13.       Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto and except as set forth in the Company Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14.       Title to Property.

(a)         All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Audited Financial Statements and is listed on Schedule 2.14(a) hereto.

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(b)         The Company has good, valid and marketable title to the real property owned thereby, and except as set forth in the Audited Financial Statements or on Schedule 2.14(b) hereto, all of such real property is held free and clear of all Liens other than Permitted Liens and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(b) hereto also contains a list of all options or other contracts under which the Company has a right to acquire or the obligation to sell any interest in real property.

(c)         Except as otherwise disclosed on Schedule 2.14(c), all leases of real property held by the Company, and all material personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements, other than those entered into or acquired on or after the date of the Audited Financial Statements in the ordinary course of business. Schedule 2.14(c) hereto contains a list of all leases of real property and Personal Property held by the Company where the annual lease payments are greater than $100,000 (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company has good and marketable title to such Personal Property owned thereby, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens and Liens disclosed in the Audited Financial Statements or in Schedule 2.14(c) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company. All assets used in the business and set forth in financial statements are owned by the Company and will continue to be owned by the Company following the Closing.

(d)         All leases pursuant to which the Company lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company.

2.15.       Taxes.

(a)         Tax Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

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(b)         Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i)         The Company has timely filed all Tax Returns required to be filed by the Company with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company. All such Tax Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Tax Returns. No taxes are currently owed and payable by the Company that have not been paid. All Taxes to become due for all periods through the date of this Agreement have been, and all Taxes to become due for all periods through the Closing Date will be, adequately reserved for by the Company.

(ii)        All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)       The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor have the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company has complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv)       To the knowledge of the Company, no audit or other examination of any Tax Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any written request for such an audit or other examination.

(v)        To the knowledge of the Company, no claim has been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that the Company is subject to Tax in that jurisdiction.

(vi)       No adjustment relating to any Tax Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vii)      The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

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(viii)     With respect to periods prior to Closing, none of the Stockholders is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder.

2.16.       Environmental Matters.

(a)         Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and except for matters which have been resolved with no remaining obligations: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) to the knowledge of the Company, the properties currently operated or being constructed by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company; (iii) to the knowledge of the Company, the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (iv) the Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity alleging that the Company is in violation of or liable under any Environmental Law; and (vi) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any outstanding indemnity claim from any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)         As used in this Agreement, the term “Environmental Law” means any international, United States or non-United States federal, state, local or common-law Laws relating to: (i) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

(c)         As used in this Agreement, the term “Hazardous Substance” means any substance, material or waste, regardless of physical form or concentration that is (a) hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to living things, the environment or natural resources, or (b) is identified, defined, designated, listed, restricted or otherwise regulated under any Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

2.17.       Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of the Company are payable to any third party by the Company as a result of the Transactions.

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2.18.       Intellectual Property.

(a)         For the purposes of this Agreement, the following terms have the following definitions:

(i)         “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii)        “Company Intellectual Property” shall mean any material Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

(iii)       “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv)       “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(v)        “Company Products” means all current versions of products or service offerings of the Company.

(b)         The Company owns or has enforceable rights to use each material item of Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.18(b) hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

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(c)         Except as disclosed in Schedule 2.18(c) hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the current operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

(d)         Except as disclosed in Schedule 2.18(d) hereto, to the knowledge of the Company, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party, and the Company has not received any written notice from third parties alleging any such infringement or misappropriation.

(e)         No government funding or facilities of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property owned by the Company. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution, research center, security forces or other public services during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(f)         The Stockholders and each of the Company’s current employees have entered into written agreements with the Company assigning to the Company all rights in the Company Intellectual Property, and in all other rights in and to all other product, technology, know how, or other proprietary information developed in the course of their employment by, or performance of services for, the Company, the failure of which would not reasonably be expected to have a Material Adverse Effect on the Company.

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2.19.       Agreements, Contracts and Commitments.

(a)         Schedule 2.19(a) hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company in excess of $1,000,000 in the aggregate or (C) under or in respect of which the Company presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $1,000,000 in the aggregate, (y) each Company Contract that otherwise is material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i)         any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer, director, stockholder or holder of derivative securities of the Company (“Insider”);

(ii)        any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)       any guaranty, direct or indirect, by the Company or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)       any Company Contract of employment of an executive officer;

(v)        any Company Contract, made other than in the ordinary course of business, (x) providing for the grant of any preferential rights to purchase or lease any material asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company involving payments (present or future) to the Company in excess of $250,000 over the remaining term of such Company Contract;

(vi)      any contractual obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii)      any contractual obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons by the Company;

(viii)     any collective bargaining agreement with any labor union;

(ix)       any lease or similar arrangement for the use by the Company of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

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(x)        any Company Contract to which any Insider of the Company, or, to the knowledge of the Company, any entity owned or controlled by an Insider, is a party.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event.

(c)         Subject to any confidentiality obligations or restrictions, true, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been made available to Cambridge or Cambridge’s counsel.

(d)         All purchase orders (including any comprising or made part of any Material Company Contract) for the purchase and sale of the Company’s products, goods and services were entered into on arms-length basis in good faith and the Company has performed under such contracts and orders in all material respects on a timely basis as required under the terms thereof.

2.20.       Insurance. Schedule 2.20 sets forth a summary of the Company’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by the Insurance Policies are adequate in amount and scope in all material respects for the operation of the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21.       Governmental Actions/Filings.

(a)         The Company is in possession of all Governmental Actions/Filings (as defined below) necessary to the conduct by the Company of its business (as presently conducted) except where the failure to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Company. Each such Governmental Action/Filing is in full force and effect and the Company is in material compliance with all of their obligations with respect thereto. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the Company.

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(b)         Except as set forth in Schedule 2.21(b), no contractors’ licenses are necessary to be obtained, secured or made by the Company to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice, except where failure to obtain, secure or make such licenses would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the Company. All of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c)         For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, order, permit, approval or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22.       No Violation of Anti-Corruption or Anti-Bribery Laws.

(a)         Neither the Company has, nor, to the knowledge of the Company, has any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b)         The operations of the Company have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, the money laundering statutes of Israel and the Organization for Economic Cooperation and Development (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(c)         To the Company’s knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law.

(d)         The Company has complied with, and to the Company’s knowledge, its officers, directors and employees have complied with, Israel’s criminal laws regarding the prohibition against bribery of foreign government officials, specifically Section 291A of the Israeli Penal Code.

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2.23.       Interested Party Transactions. Except as set forth in the Schedule 2.23 hereto, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted for borrowed money to the Company, nor is the Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to employees in the ordinary course of business. Except as set forth in Schedule 2.23, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.23, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families has an economic interest in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.24.       Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.25.       Stockholder Approval. The action by Written Consent of the Stockholders of the Company to approve and adopt this Agreement and the transactions contemplated (which Written Consent has been obtained as of the date hereof and is in full force and effect) is the only consent or approval by, or vote of, the holders of any class or series of share capital of the Company necessary for the Company to adopt this Agreement and the transactions contemplated hereby.

2.26.       Sufficient Funds. After giving effect to the Company Dividend, as of the date of this Agreement, the Company has, and immediately prior to the Closing Date, the Company will have sufficient funds to operate its business in the ordinary course of business consistent with past practices.

2.27.       Relationships. Schedule 2.27(a) hereto sets forth a list of all exclusive supply relationships between the Company, on the one hand, and suppliers, on the other hand. Schedule 2.27(b) hereto sets forth a list of all exclusive sales agency relationships between the Company, on the one hand, and agents, on the other hand. Each such relationship is exclusive for the purposes indicated in the agreements governing such relationship.

2.28.       Reserved.

2.29.       Ministry of Defense Designation. The Company is not declared, nor does it meet the conditions for being declared by the Israeli Ministry of Defense as a "Security Corporation" under the Israeli Security Corporations Act (Protection of Security Interests) – 2006, and the Israeli Defense Export Control Law – 2007 does not apply to the Company's business as currently conducted.

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2.30.       Grants. Except as set forth on Schedule 2.30, within three (3) years of the date hereof, the Company has not received any grants and/or payments from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, including, without limitation, grants from the Israeli Office of the Chief Scientist.("OCS"). Schedule 2.30 provides a complete list of all pending and/or outstanding grants, incentives and subsidies, and applications therefore (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. Schedule 2.30 also provides true and accurate the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company (if any) with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company (if any). The Company is in compliance, in all material respects, with the terms and conditions of their respective Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto.

2.31.       Joint Venture. The Company has entered into a Joint Venture Agreement, entered into on October 10, 2013 (“Joint Venture Agreement”), with Ability Security Systems Ltd. (“Joint Venture Partner”). To the knowledge of the Company and the Stockholders:

(a)         Since its inception, the Joint Venture Partner has been operated in compliance with and is not and has not been in violation of any Legal Requirements.

(b)         The Joint Venture Partner is an Israeli company, duly formed and in good standing under the laws of its jurisdiction of formation.

(c)         The Joint Venture Agreement is in full force and effect and no party thereto is in breach of same.

(d)         The Joint Venture Partner each has all material Approvals to carry on its respective business and as necessary for its operation.

(e)         Neither the Joint Venture Partner nor any of its Affiliates is or has been a subject of any proceeding or investigation by any Governmental Entity.

(f)         There are no claims, suits, actions or proceedings pending or threatened against the Joint Venture Partner before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

(g)         The Joint Venture Partner has no liabilities that are not disclosed and included in the Financial Statements.

(h)         The Joint Venture Partner has no employees.

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(i)           Other than the consent required by the Israeli Ministry of Defense, there are no contracts, agreements or Legal Requirements that would prevent the exercise by Surviving Pubco of the Joint Venture Acquisition Option as contemplated by Section 5.28 of this Agreement.

Except for payments required under the Joint Venture Agreement and as set forth on Schedule 2.17, neither the Company nor any Affiliate thereof has any indebtedness to the Joint Venture Partner or any Affiliate thereof. Neither the Joint Venture Partner nor any Affiliate thereof has any indebtedness to the Company or any Affiliate thereof. The Joint Venture Partner neither owns nor has been licensed any Intellectual Property necessary for the operation of the business of the Company. The Joint Venture Partner has no claims of ownership with respect to any assets of the Company or any Company Products or Company Intellectual Property (regardless of the stage of development of such Company Intellectual Property or Company Products). The Company is not a guarantor of any obligation of the Joint Venture Party.

2.32.       Survival of Representations and Warranties. The representations and warranties of the Company and the Stockholders set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE AND HOLDCO

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Cambridge Schedule”), Cambridge and Holdco represent and warrant to the Company and Stockholders as follows:

3.1.         Organization and Qualification.

(a)         Cambridge is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Cambridge is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge. Complete and correct copies of the Charter Documents of Cambridge, as amended and currently in effect, have been heretofore delivered to the Company. Cambridge is not in violation of any of the provisions of Cambridge’s Charter Documents.

(b)         Cambridge is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Cambridge. Each jurisdiction in which Cambridge is so qualified or licensed is listed in Schedule 3.1.

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3.2.         Subsidiaries and Other Interests.

(a)          Cambridge has no Subsidiaries except for Holdco. Cambridge owns all of the outstanding shares of Holdco, free and clear of all Liens. Except for Holdco, Cambridge does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Cambridge has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)         Except for Holdco, Cambridge does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c)          Following the Redomestication Merger, Surviving Pubco will be an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and will have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted as Cambridge. Surviving Pubco will be in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Surviving Pubco. Complete and correct copies of the Charter Documents of Surviving Pubco, as amended and currently in effect, have been heretofore delivered to the Company or its counsel. Surviving Pubco is not in violation of any of the provisions of its Charter Documents.

(d)         Surviving Pubco will be duly qualified or licensed to do business as a foreign corporation and will be in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Surviving Pubco.

(e)          Surviving Pubco has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

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3.3.         Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of Cambridge consists of 40,000,000 shares of Cambridge Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Cambridge Preferred Stock”), of which 10,534,625 shares of Cambridge Common Stock and no shares of Cambridge Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Cambridge or any agreement to which Cambridge is a party or by which it is bound, and free of any Liens other than any Liens created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Cambridge has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Cambridge on any matter.

(b)         Except for the Cambridge Warrants and Cambridge UPOs or as set forth in Schedule 3.3(b), there are no (i) existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Cambridge to issue, transfer or sell any Cambridge Capital Stock or make any payments in lieu thereof, (ii) agreements or understandings to which Cambridge is a party with respect to the voting of any Cambridge Capital Stock or which restrict the transfer of any such shares, nor does Cambridge have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares, (iii) outstanding contractual obligations of Cambridge to repurchase, redeem or otherwise acquire any Cambridge Capital Stock or any other securities of Cambridge, (iv) outstanding options to purchase Cambridge Common Stock or Cambridge Preferred Stock granted to employees of Cambridge or other parties, (v) outstanding warrants to purchase Cambridge Common Stock or Cambridge Preferred Stock or (vi) outstanding notes, debentures or securities convertible into Cambridge Common Stock or Cambridge Preferred Stock. All shares of Cambridge Common Stock and Cambridge Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Cambridge Common Stock and all outstanding Cambridge Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Cambridge Contracts (as defined in Section 3.19).

(c)         Except as set forth in Schedule 3.3(c), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreements or understandings to which Cambridge is a party or by which Cambridge is bound with respect to any security of any class of Cambridge.

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(d)         Except as set forth in Schedule 3.3(d), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Cambridge are issuable and no rights in connection with any shares, warrants, options or other securities of Cambridge accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e)          The Surviving Pubco Shares to be issued by Surviving Pubco in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Surviving Pubco Shares will be fully paid and nonassessable. There are no outstanding options, warrants or other rights to purchase securities of Surviving Pubco (except as provided in this Agreement).

(f)          The authorized share capital of Holdco is 50,000 shares, par value $1.00 per share, of which one (1) share is issued and outstanding. Cambridge owns all of the issued and outstanding equity securities of Holdco, free and clear of all Liens.

3.4.         Authority Relative to this Agreement. Each of Cambridge and Holdco has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Cambridge or Holdco has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Cambridge’s and Holdco’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Transactions). Other than the Cambridge Stockholder Approval (as defined in Section 5.1(a)), the execution and delivery of this Agreement by Cambridge and Holdco and the consummation by Cambridge and Holdco of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of Cambridge and Holdco (including the approval by the Board of Directors of each of Cambridge and Holdco and the shareholders of Holdco with respect to the Redomestication Merger, as the case may be), and no other corporate proceedings on the part of Cambridge or Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cambridge and Holdco, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Cambridge and Holdco, enforceable against Cambridge and Holdco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5.         No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement by Cambridge and Holdco does not, and the performance of this Agreement by Cambridge and Holdco shall not: (i) conflict with or violate Cambridge’s or Holdco’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Cambridge’s or Holdco’s rights, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Cambridge or Holdco pursuant to, any Cambridge Contracts, (iv) result in the acceleration or increase of any payment to any Person pursuant to any Cambridge Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, impairments, rights of termination, acceleration or cancellation, Liens, payment accelerations or increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Cambridge or Holdco.

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(b)         The execution and delivery of this Agreement by Cambridge and Holdco does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party to any Cambridge Contract, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Cambridge or Holdco is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

3.6.         Compliance. Each of Cambridge and Holdco has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, except for failures to comply or violations which, individually or in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on Cambridge or Holdco. Neither Cambridge nor Holdco is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Cambridge or Holdco from any Governmental Entity which currently remains pending or unresolved. Cambridge is not in default of any term of any Cambridge Contract, except for defaults which, individually or in the aggregate, have not had or would not be reasonably likely to have a Material Adverse Effect on Cambridge or Holdco.

3.7.         SEC Filings; Financial Statements; Internal Controls.

(a)         Cambridge has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Cambridge with the SEC (the “Cambridge SEC Reports”), which are all the forms, reports and documents required to be filed by Cambridge with the SEC prior to the date of this Agreement. All Cambridge SEC Reports required to be filed by Cambridge since its initial public offering were filed in a timely manner. As of their respective dates, the Cambridge SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Cambridge SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the staff of the SEC with respect to the Cambridge SEC Reports. Except to the extent set forth in this Section, Cambridge makes no representation or warranty whatsoever concerning any Cambridge SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Cambridge SEC Reports are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

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(b)         Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Cambridge SEC Reports, including each Cambridge SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Cambridge at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Cambridge or Holdco. Except to the extent set forth in the Cambridge SEC Reports, no report of auditors in such Cambridge SEC Reports has been withdrawn or modified. The books and records of Cambridge are complete and correct in all material respects and have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c)         The financial records, systems, controls, data and information of Cambridge are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Cambridge or accountants. Cambridge has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (“Internal Controls”). The Internal Controls for Cambridge satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Cambridge is made known on a timely basis to the individuals responsible for the preparation of Cambridge’s filings with the SEC and other public disclosure documents.

(d)         To the knowledge of Cambridge, Cambridge’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Cambridge within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

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3.8.         No Undisclosed Liabilities. Neither Cambridge nor Holdco has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Cambridge SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Cambridge, except (i) liabilities provided for in or otherwise disclosed in Cambridge SEC Reports filed prior to the date hereof, (ii) liabilities incurred since June 30, 2015 in the ordinary course of business, and (iii) incurred in connection with the transactions contemplated by this Agreement, including those incurred by actions permitted by Section 4.1 herein, none of which would, individually or on the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco. Neither Cambridge nor Holdco is or has been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

3.9.         Absence of Certain Changes or Events. Except as set forth in Cambridge SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, between June 30, 2015 and the date hereof, (i) Cambridge has conducted their business only in the ordinary course and in a manner consistent with past practice, (ii) there has not been any Material Adverse Effect on Cambridge or Holdco, and (ii) neither Cambridge nor Holdco has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1.

3.10.       Litigation. Except as set forth on Schedule 3.10 hereto, there are no claims, suits, actions or proceedings pending or to Cambridge’s knowledge, threatened against Cambridge or Holdco, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11.       Employee Benefit Plans. Cambridge does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Cambridge, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12.       Labor Matters.

(a)         Neither Cambridge nor Holdco is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Cambridge or Holdco and neither Cambridge nor Holdco knows of any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving Cambridge, on the one hand, and any of its employees, on the other hand, subject to a collective bargaining agreement or other labor union contract.

(b)         Cambridge is in compliance in all material respects with all Legal Requirements applicable to its employees respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. Except as set forth in Schedule 3.12(b), there are no pending, or to the Cambridge’s knowledge, threatened claims or actions against Cambridge or Holdco by any employee in connection with such employee’s employment or termination of employment by the Cambridge.

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3.13.       Business Activities. Since its respective organization, neither Cambridge nor Holdco has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Cambridge Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Cambridge or Holdco or their assets or to which Cambridge or Holdco is a party which has or would not reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Cambridge or Holdco, any acquisition of property by Cambridge or Holdco or the conduct of business by Cambridge or Holdco as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on Cambridge or Holdco.

3.14.       Title to Property. Neither Cambridge nor Holdco owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Cambridge or Holdco has a right or obligation to acquire or lease any interest in real property or personal property.

3.15.       Taxes. Except as set forth in Schedule 3.15 hereto:

(a)         No taxes are currently owed by Cambridge or Holdco and all Taxes to become due for all periods through the date of this Agreement have been, and to become due for all periods through the Closing Date will be, adequately reserved for by Cambridge.

(b)         Each of Cambridge and Holdco has timely filed all Tax Returns required to be filed by Cambridge and Holdco with any Tax authority prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects.

(c)         All Taxes that Cambridge or Holdco are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(d)         Neither Cambridge nor Holdco has been delinquent in the payment of any material Tax that has not been accrued for in Cambridge’s or Holdco’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Cambridge or Holdco, nor has Cambridge or Holdco executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)         No audit or other examination of any Tax Return of Cambridge or Holdco by any Tax authority is presently in progress, nor has Cambridge been notified of any written request for such an audit or other examination.

(f)         No adjustment relating to any Tax Returns filed by Cambridge or Holdco has been proposed in writing, formally or informally, by any Tax authority to Cambridge or any representative thereof.

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(g)         Neither Cambridge nor Holdco has any liability for any material unpaid Taxes which have not been accrued for or reserved on Cambridge’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Cambridge, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Cambridge in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Cambridge.

3.16.       Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and except for matters which have been resolved with no remaining obligations: (i) Cambridge and Holdco have complied with all applicable Environmental Laws; (ii) to the knowledge of Cambridge, Cambridge and Holdco are not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Cambridge and Holdco have not been associated with any release or threat of release of any Hazardous Substance; (iv) Cambridge and Holdco have not received any written notice, demand, letter, claim or request for information from any Governmental Entity alleging that Cambridge or Holdco are in violation of or liable under any Environmental Law; and (v) Cambridge and Holdco are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any outstanding indemnity claim from any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17.       Brokers. Except as set forth in Schedule 3.17, neither Cambridge nor Holdco has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18.       Intellectual Property. Cambridge and Holdco do not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Cambridge Capital.”

3.19.       Agreements, Contracts and Commitments.

(a)         Except as set forth in the Cambridge SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations of any kind, whether written or oral, to which Cambridge or Holdco is a party or by or to which any of the properties or assets of Cambridge or Holdco may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000 in the aggregate, or (b) may not be cancelled by Cambridge or Holdco on less than 30 days’ or less prior notice (“Cambridge Contracts”). All Cambridge Contracts are listed in Schedule 3.19 other than those that are exhibits to the Cambridge SEC Reports.

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(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco and except as set forth in Schedule 3.19(b): (i) each Cambridge Contract is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto, and (ii) neither Cambridge nor, to the Cambridge’s knowledge, any other party thereto is in breach of or in default under, any Cambridge Contract, and no party to any Cambridge Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Cambridge Contracts (or written summaries in the case of oral Cambridge Contracts) have been heretofore been made available to the Company or Company counsel.

3.20.       Insurance. Except for directors’ and officers’ liability insurance, Cambridge and Holdco do not maintain any Insurance Policies.

3.21.       No Violation of FCPA and Related Matters.

(a)         Neither Cambridge nor Holdco has not, to the knowledge of Cambridge, has any director, officer, agent, employee, Affiliate or other person acting on behalf of Cambridge or Holdco, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. Neither Cambridge or Holdco nor, to the knowledge of Cambridge, any director, officer, agent, employee or affiliate or other person acting on behalf of Cambridge or Holdco is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and each of Cambridge and Holdco and, to the knowledge of Cambridge, Cambridge’s and Holdco’s respective Affiliates have instituted and maintain policies and procedures reasonably designed to ensure continued compliance therewith.

(b)         The operations of Cambridge and Holdco have been conducted at all times in material compliance with all Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Entity involving Cambridge or Holdco with respect to the Money Laundering Laws is pending or, to the knowledge of Cambridge, threatened.

(c)         Neither Cambridge or Holdco nor, to the knowledge of Cambridge, any director, officer, agent, employee or Affiliate of Cambridge or Holdco is currently subject to any U.S. sanctions administered by OFAC, and neither Cambridge nor Holdco will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(d)         To Cambridge’s knowledge, no employee of Cambridge has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law.

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3.22.       Interested Party Transactions. Except as set forth in the Cambridge SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Cambridge or a member of his or her immediate family is indebted for borrowed money to Cambridge nor is Cambridge indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Cambridge; (b) to Cambridge’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Cambridge is affiliated or with whom Cambridge has a material contractual relationship, or any Person that competes with Cambridge, except that each employee, stockholder, officer or director of Cambridge and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Cambridge; and (c) to Cambridge’s knowledge, no officer, director or stockholder or any member of their immediate families has an economic interest in any material contract with Cambridge (other than such contracts as relate to any such individual ownership of capital stock or other securities of Cambridge).

3.23.       Indebtedness. Except as set forth in the Cambridge SEC Reports filed prior to the date of this Agreement, neither Cambridge nor Holdco has any indebtedness for borrowed money.

3.24.       Listing of Securities. The Cambridge Units, Cambridge Common Stock and Cambridge Warrants are listed for trading on the Capital Markets of Nasdaq. There is no action or proceeding pending or, to Cambridge's knowledge, threatened against Cambridge by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Cambridge Units, Cambridge Common Stock or Cambridge Warrants on the Nasdaq.

3.25.       Board Approval. The Board of Directors of Cambridge (including any required committee or subgroup of the Board of Directors of Cambridge) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Transactions are in the best interests of the stockholders of Cambridge, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25).

3.26.       Trust Fund. Cambridge has as of the date hereof all funds necessary to consummate the Transactions and to perform its obligations hereunder. As of the date hereof, and immediately prior to the Effective Time, Cambridge has and will have no less than $81,307,407 in a trust account at UBS Financial Services Inc., administered by Continental (the “Trust Fund”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended; provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.23. The Trust Fund Agreement, dated as of December 17, 2013 (the “Trust Fund Agreement”), by and between Cambridge and Continental is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Fund Agreement in the Cambridge SEC Reports to be inaccurate in any respect and/or that would entitle any third party to any portion of the cash proceeds of the initial public offering of Cambridge and private placements of its securities, substantially all of which proceeds have been deposited in the Trust Fund for the benefit of Cambridge, certain of its stockholders and the underwriters of its initial public offering.

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3.27.       Governmental Filings. Except as set forth in Schedule 3.27, each of Cambridge and Holdco is in possession of all Governmental Actions/Filings necessary to the conduct by Cambridge and Holdco of its business (as presently conducted), and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.27, will not expire prior to December 31, 2016, and each of Cambridge and Holdco is in material compliance with all of its obligations with respect thereto. To the knowledge of Cambridge, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Cambridge.

3.28.       Survival of Representations and Warranties. The representations and warranties of Cambridge and Holdco set forth in this Agreement shall survive until the Closing.

ARTICLE IV.
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.         Conduct of Business by the Company and Cambridge. Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Cambridge shall, and, with respect to the Joint Venture, the Company shall cause the Joint Venture to, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws (except where noncompliance would not be reasonably expected to have a Material Adverse Effect on the applicable party), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Cambridge shall not (and the Company shall not cause the Joint Venture to) do any of the following:

(a)         waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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(b)         grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to Applicable Law, written agreements outstanding, or company policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof in any material respect;

(c)         transfer or license to any person or otherwise extend, amend or modify any material rights to any material Intellectual Property or enter into any written agreement to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or Cambridge or Holdco license on an exclusive basis or sell any material Intellectual Property of the Company, its Subsidiaries or Cambridge as or Holdco applicable;

(d)         declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than, in the case of the Company, payment of the Company Dividend (as defined below);

(e)         purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock;

(f)         issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)         amend its Charter Documents;

(h)         acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its respective business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict in any material respect such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus (as defined in Section 5.1);

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(i)          sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)          incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons in an amount greater than $250,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)         adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any collective bargaining agreement, pay any special bonus or special remuneration to any director or employee in an amount greater than $100,000, or increase the salary or wage rate or fringe benefit (including rights to severance or indemnification) of any of its directors, officers, employees or consultants in an amount greater than $100,000, in each case, except in the ordinary course of business consistent with past practices or, in the case of salaries and wages, in a manner generally consistent with market practice;

(l)          pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in an amount greater than $500,000, other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the Cambridge SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(m)         waive the benefits of, agree to modify in any material respect, terminate, release any person from any confidentiality or similar agreement to which the Company or Cambridge or Holdco is a party or of which the Company or Cambridge or Holdco is a beneficiary, as applicable;

(n)         except in the ordinary course of business consistent with past practices, modify or amend in any material respect or terminate any Material Company Contract or Cambridge Contract, as applicable, or waive, release or assign any material rights or claims thereunder;

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(o)         except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(p)         except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(q)         settle any material litigation where the consideration given is other than monetary or to which an Insider (as defined in Section 2.19(a)) is an opposing party;

(r)          make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by Applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s)          form, establish or acquire any Subsidiary;

(t)          permit any Person to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u)         make capital expenditures in excess of $100,000 in the aggregate other that in the ordinary course of business consistent with past practice;

(v)         make or omit to take any action which would be reasonably expected to have a Material Adverse Effect on such party;

(w)         enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of Cambridge, advancement or reimbursement of expenses in connection with Cambridge’s search for a business combination; or

(x)         agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

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ARTICLE V.
ADDITIONAL AGREEMENTS

5.1.         Proxy Statement/Prospectus; Registration Statement; Special Meeting.

(a)         As soon as is reasonably practicable after the execution of this Agreement, the Company and Cambridge shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the Surviving Pubco Shares to be issued in connection with the Redomestication Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Cambridge Common Stock to vote, at a meeting of the holders of Cambridge Common Stock to be called for such purpose (the “Special Meeting”), in favor of, among other matters, the adoption of this Agreement and the approval of the Transactions, including the approval of the Surviving Pubco Plan (“Cambridge Stockholder Approval”). Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of Cambridge Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing the Surviving Pubco Shares as contemplated hereby (the “Proxy Statement/Prospectus”). Each of the Company and Cambridge shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus, including providing the Company with periodic and prompt updates with respect to the tabulated vote counts received by Cambridge. Cambridge shall cause the Proxy Statement/Prospectus and the Registration Statement to be filed as promptly as possible and (ii) October 1, 2015 (the “Filing Deadline”).

(b)         Cambridge and the Company, with the assistance of their respective counsel, shall promptly respond to any SEC comments on such filings and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Cambridge and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c)         As soon as practicable following the SEC declaring the Registration Statement effective, Cambridge shall distribute the Proxy Statement/Prospectus to the holders of Cambridge Common Stock and Cambridge Warrants and, pursuant thereto, shall duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the SEC declaring the Registration Statement effective and, subject to the other provisions of this Agreement, solicit proxies from the holders of Cambridge Common Stock to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the stockholders of Cambridge for approval or adoption at the Special Meeting, including the matters described in Section 5.1(a).

(d)         The Company and Cambridge shall, and shall use commercially reasonable efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus, comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

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(e)         The Company and Cambridge shall make all necessary filings with respect to the Transactions and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. Cambridge will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both the Company and Cambridge, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Cambridge, or any of their respective Affiliates, officers or directors should be discovered by the Company or Cambridge that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company and Cambridge.

(f)         Cambridge, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Cambridge Common Stock vote in favor of the adoption of this Agreement and the approval of the Transactions, and shall otherwise use best efforts to obtain the Cambridge Stockholder Approval.

5.2.         Directors and Officers of Surviving Pubco After Merger; Further Actions.

(a)         Cambridge shall take all such action as may be necessary (i) to cause the number of directors comprising the Surviving Pubco Board as of the Effective Time to be increased to seven, (ii) to cause the five individuals designated by the Company (the “Company Designated Directors”) to be appointed to the Surviving Pubco Board as of the Effective Time to the classes indicated, to serve until the next annual election of directors of Surviving Pubco within such class; provided, however, that three of such Company Designated Directors shall be reasonably acceptable to Cambridge (which acceptance may not be unreasonably withheld or delayed) and (iii) to cause the two individuals designated by Cambridge to be appointed to the Surviving Pubco Board as of the Effective Time, to serve until the next annual election of directors of Surviving Pubco.

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(b)         The parties shall take all necessary action so that the Persons listed in Schedule 5.2(b) are elected to the positions of officers of Surviving Pubco, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2(b) becomes unable to serve prior to the Closing Date, the party appointing such Person shall designate a successor.

(c)         Following the Closing, the board of directors of Surviving Pubco shall evaluate possible redomestication from the Cayman Islands to a more tax efficient jurisdiction for its stockholders; provided that no such shareholders are negatively affected by any such redomestication.

(d)         The Company Designated Directors shall have the exclusive right to determine (i) the call of any outstanding warrants of Surviving Pubco and (ii) whether to require the cashless exercise of any warrants called by the Company.

5.3.         Repayment to Indebtedness. Prior to the Closing, Alan Ltd., an Israeli company wholly-owned by Anatoly Hurgin, will repay to the Company the loan in the amount of US$760,000, as set forth in the Financial Statements, and there shall exist no other indebtedness between the Company and any Insider, Company Designated Director, Joint Venture Partner or any Affiliate of the foregoing.

5.4.         Other Actions.

(a)         As promptly as practicable after execution of this Agreement, Cambridge will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Cambridge and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)         At least five days prior to Closing, Cambridge shall prepare a Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (the “Closing Form 8-K”). Prior to Closing, Cambridge and the Company shall prepare a mutually agreeable press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Cambridge shall file the Closing Form 8-K with the SEC.

(c)         Any language included in a Reviewable Document (as defined herein) that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in such Reviewable Documents without further review or consent of the reviewing party.

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5.5.         Required Information.

(a)         In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Cambridge and/or the Company to any Government Entity in connection with Transactions and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Cambridge each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, stockholders and Affiliates (including the directors of Surviving Pubco to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided, that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b)         At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by any of Cambridge or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)         Prior to the Effective Time (i) the Company and Cambridge shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Cambridge shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Cambridge and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Cambridge with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

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5.6.         Confidentiality; Access to Information.

(a)         Confidentiality. All information obtained by the parties pursuant to this Section 5.6 shall be kept confidential in accordance with the confidentiality agreement, dated March 22, 2015 (the “Confidentiality Agreement”), between Cambridge and the Company.

(b)         Access to Information.

(i)         The Company will afford Cambridge and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Cambridge may reasonably request. No information or knowledge obtained by Cambridge in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

(ii)        Cambridge will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Cambridge a during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Cambridge, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

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5.7.         Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Cambridge and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to existing and prospective Cambridge security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided the Company’s compliance with the foregoing shall not require it or its employees to unreasonably disrupt the ordinary course operations of the Company. In connection with and without limiting the generality of the foregoing, the Cambridge Board, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transactions and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Cambridge, the Company or any Stockholder to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8.         Surviving Pubco Listing. Cambridge shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Surviving Pubco Common Stock to be issued in the Reorganization Merger, and shall use its, and Surviving Pubco and the Company shall use their, reasonable best efforts to obtain, prior to the Effective Time, approval for the listing for trading of the Surviving Pubco Common Stock on Nasdaq.

5.9.         Reserved.

5.10.       Treatment as a Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Transactions to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to cause the Transactions to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. Moreover, this Agreement is intended to comply with Section 103[t] of the Income Tax Ordinance (New Version), 5721-1961 of the laws of the State of Israel (“Israel Tax Ordinance”).

5.11.       No Cambridge Securities Transactions. Neither the Company, the Stockholders nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the sale or purchase of securities of Cambridge prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

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5.12.       No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Stockholders acknowledge that they have read Cambridge’s final prospectus dated December 17, 2013 (“Final Prospectus”) and understand that Cambridge has established the Trust Fund for the benefit of Cambridge’s public stockholders and that, except for interest earned on the amounts held in the Trust Fund, Cambridge may disburse monies from the Trust Fund only (i) to Cambridge’s public stockholders in the event they elect to convert their shares into cash in accordance with Cambridge’s Charter Documents (x) upon consummation of a business combination, (y) amendment to Cambridge’s Charter Documents relating to pre-business combination activity, or (z) the liquidation of Cambridge in the event that Cambridge is unable to consummate a business combination within the required time period, (ii) to Cambridge after, or concurrently with, the consummation of a business combination, and (iii) to Cambridge in limited amounts for its working capital requirements and tax obligations. The Company and the Stockholders further acknowledge that, if Cambridge does not consummate a business combination by December 23, 2015, Cambridge will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, and the Stockholders, for themselves (collectively, the “Company and Stockholder Releasors”), hereby waive all rights, title, interest or claim of any kind against any monies in the Trust Fund for any monies that may be owed to the Company and Stockholder Releasors by Cambridge for any reason whatsoever, including but not limited to a breach of this Agreement by Cambridge or any negotiations, agreements or understandings with Cambridge (whether in the past, present or future), and the Company and Stockholder Releasors will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason.

5.13.       Disclosure of Certain Matters. Each of Cambridge, Holdco, the Company and the Stockholders will provide the others with prompt written notice of any event, development or condition that (i) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (ii) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (iii) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (iv) is of a nature that is or may be materially adverse to the operations or condition (financial or otherwise) of the Company, or (v) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Cambridge Schedules, as applicable (collectively, the “Disclosure Schedules”), being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1, as are permitted by Section 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

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5.14.       Further Actions. The parties hereto shall use their best efforts to take such actions as are necessary to fulfill their respective obligations under this Agreement.

5.15.       No Solicitation. Upon the terms and subject to the conditions set forth in this Agreement, each of Cambridge and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement. In furtherance of the foregoing, none of Cambridge, Holdco, the Company or the Stockholders will, and each of the foregoing will cause its Affiliates and employees not to, directly or indirectly, (i) solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than the other parties hereto and their designees) concerning any merger, acquisition of ownership interests and/or assets of any Person, recapitalization or similar transaction (an “Alternative Transaction Proposal”), (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal, (iv) enter into any agreement or agreement in principle requiring the Cambridge, Holdco, the Company or the Stockholders to abandon, terminate or fail to consummate the Transactions or breach their respective obligations hereunder, or (v) propose or agree to do any of the foregoing. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit BG Strategic Advisors LLC or Cambridge Capital LLC from conducting their normal operations and activities so long as such operations and activities conducted on behalf of Cambridge and Holdco do not violate this Section 5.15.

5.16.       Ancillary Agreements. Each party shall use its reasonable best efforts to cause each other party to any ancillary agreement to which it a party to (i) perform and comply in all material respects with all obligations required of each such other party thereunder and (ii) consummate the Transactions in accordance with the terms thereof (including by taking enforcement action to cause such performance, compliance and consummation). Notwithstanding anything to the contrary contained herein, no party shall agree to amend any ancillary agreement to which it is a party, or terminate, or waive, release or assign any material right or claim under, any such ancillary agreement, in either case, in a manner adverse to the other party without the other party’s prior written consent.

5.17.       Public Announcements. Except as otherwise set forth in Section 5.4 and elsewhere in this Agreement, no party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

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5.18.       Liability Insurance.

(a)         For six (6) years after the Effective Time, Surviving Pubco agrees that it will (i) indemnify and hold harmless, to the extent Cambridge is obligated to indemnify and hold harmless such Persons as of the date of this Agreement to the fullest extent permitted by Applicable Law (and the Surviving Pubco shall also advance expenses as incurred to the extent Cambridge is obligated to advance such expenses as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of Cambridge (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Transactions and (ii) include and cause to be maintained in effect in the Surviving Pubco’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of the Surviving Pubco’s directors and officers and the indemnification of the Indemnified Parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Charter Documents of Cambridge. Notwithstanding anything to the contrary contained herein, the Surviving Pubco shall not be obligated pursuant to this Section 5.18(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, suit or proceeding.

(b)         The Surviving Pubco agrees to maintain in effect for a period of six (6) years from and after the Effective Time any insurance policy purchased by Cambridge prior to the Effective Time providing tail coverage with respect to events occurring prior to the Effective Time, continuing the Cambridge’s existing director and officer insurance coverage. The premium for such tail coverage for such six year period (not to exceed the amount specified on Schedule 5.23) shall be paid at or prior to Closing.

(c)         If the Surviving Pubco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Pubco assume the obligations set forth in this Section 5.18.

(d)         The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Cambridge for all periods ending on or before the Closing Date and may not be changed without the consent of the Cambridge Representative.

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(e)         The rights of the Indemnified Parties under this Section 5.18 shall be in addition to any rights such Indemnified Parties may have under the Charter Documents of Cambridge, or under any applicable contracts or Applicable Law.

5.19.       Certain Financial Information. Within twenty (20) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Cambridge management reports, prepared on a cash basis, of the Company for such month, prepared on a cash basis consistent with past practice.

5.20.       Access to Financial Information. The Company will, and will cause its auditors to, during normal business hours and upon reasonable notice, (a) continue to provide Cambridge and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate fully with any reviews performed by Cambridge or its advisors of any such financial statements or information.

5.21.       Insider Loans; Equity Ownership in Subsidiaries. The Stockholders, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Stockholders and any other amount owed by the Stockholders to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Stockholders to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company.

5.22.       Cambridge Borrowings. Through the Closing, Cambridge shall be allowed to borrow funds from its directors, officers, stockholders or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Cambridge in due course on a non-interest bearing basis and repayable at Closing (or convertible into securities of Cambridge in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set in the Final Prospectus).

5.23.       Trust Fund Disbursement. Cambridge shall cause the Trust Fund, which shall consist of no less than $40,000,000 at Closing (after giving effect to the amounts paid or to be paid in accordance with the next sentence), to be disbursed to the Company and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Cambridge (and, in the case of subsection (iv)(y) below, of the Company) due and owing or incurred at or prior to the Effective Time, all of which are set forth on Schedule 5.23, shall be paid as and when due from the Trust Fund, including all amounts payable (i) to stockholders who elect to have their shares of Cambridge Common Stock converted to cash in accordance with the provisions of Cambridge’s Charter Documents, (ii) for income tax or other tax obligations of Cambridge prior to Closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Cambridge, (iv) to third parties (e.g., professionals, printers, cash finders fees due on Closing, underwriters, etc.) who have rendered services to (x) Cambridge in connection with its operations and efforts to effect a business combination, including the Transactions and the other transactions contemplated by this Agreement, and (y) the Company in connection with its efforts to effect the Transactions and the other transactions contemplated by this Agreement, and (v) payment to the representative of the underwriters in Cambridge’s initial public offering of a merger/acquisition fee as described in the Final Prospectus. For purposes of clarity, it is acknowledged and agreed (i) that the Cash Consideration shall be paid from the Trust Fund and (ii) any payments with respect to Taxes reimbursed or paid on behalf of any third party, including value added taxes, shall not be deducted in the calculation of amounts contained in the Trust Fund.

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5.24.       Pre-Closing Confirmation and Certification. Not later than 48 hours prior to the Closing, Cambridge shall give Continental advance notice of the Effective Time. At the Closing, Cambridge shall deliver, or cause to be delivered, to Continental written notification that the Closing has occurred and irrevocable written instructions with respect to the funds in the Trust Account to deliver such funds with respect to the payments referred to in Section 5.23.

5.25.       Section 16 Matters. Prior to the Effective Time, Cambridge shall take all reasonable steps as may be required or permitted to cause any dispositions of the Cambridge Shares and Cambridge Warrants that occur or are deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cambridge to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

5.26.       Surviving Pubco Plan. As soon as practicable following Closing, Surviving Pubco shall create an incentive stock plan created under the laws of Israel and administered by the Board of Surviving Pubco or a committee thereof (the “Surviving Pubco Plan”) that provides that an aggregate of no more than 8% of the Surviving Pubco Shares to be outstanding immediately after the Effective Time shall be reserved for issuance pursuant to the Surviving Pubco Plan; provided, that (i) the Surviving Pubco Plan shall require all issuances shall be made at fair market value on the date of grant and (ii) provided further that such Surviving Pubco Plan shall not provide for any grants to the Stockholders.

5.27.       Company Dividend. At or prior to the Closing, the Company shall, and shall be permitted hereunder to, declare and pay a cash dividend to the holders of shares of Company Common Stock of Eleven Million US Dollars (US$11,000,000) (the “Company Dividend”).

5.28.       Joint Venture Acquisition Agreement. As of the date of this Agreement, the Company, Cambridge, the Stockholders, Eyal Tzur and the Joint Venture Partner shall enter into that certain Share Purchase Agreement (the “Joint Venture Acquisition Agreement”) in the form attached hereto as Exhibit E.

5.29.       Stockholder Right to Veto Private Placements. From the Closing until the second anniversary thereof, each Stockholder has the right to prohibit Surviving Pubco from closing on any private placement of Surviving Pubco Shares (a) being sold to any Persons who were holders of Cambridge capital stock at the Closing Date or (b) that would be contrary to Sections 103C(8) and 103(C)(9) of the Israel Tax Ordinance, except if any of the foregoing private placement types are then allowable under the tax rulings issued under the ITA in connection with the transactions contemplated by this Agreement.

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5.30.       Conversion of Early Bird Capital Warrants. At Closing, those warrants of Cambridge held by Early Bird Capital shall be converted into 150,000 Surviving Pubco Shares.

5.31.       Escrows. At Closing, the parties shall deliver or cause to be delivered the escrow agreements prescribed by Schedule 5.31 attached hereto, including the Continental Escrow Agreement.

ARTICLE VI.
CONDITIONS TO THE TRANSACTION

6.1.         Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following conditions:

(a)         Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose shall have been threatened or initiated by the SEC.

(b)         Cambridge Stockholder Approval. This Agreement and the Transactions shall have been duly approved and adopted by the stockholders of Cambridge by the requisite vote under the laws of the State of Delaware and the Cambridge Charter Documents.

(c)         Cambridge Net Tangible Assets. Cambridge shall have at least $5 million of net tangible assets following the exercise by holders of Cambridge Common Stock issued in Cambridge’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Cambridge’s Charter Documents.

(d)         Cambridge Common Stock. The time period for the valid exercise of conversion rights shall have terminated.

(e)         Nasdaq. The shares of Surviving Pubco Shares to be issued in the Redomestication Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance; provided, however, that any certification of compliance with Nasdaq’s minimum number of beneficial holders requirement shall not occur until after Closing.

6.2.         Additional Conditions to Obligations of the Company. The obligations of the Company and the Stockholders to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)         Representations and Warranties. Each representation and warranty of Cambridge and Holdco contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date, except (i) where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Cambridge or Holdco and (ii) that the representation set forth in Sections 3.9(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Cambridge and Holdco by an authorized officer of Cambridge and Holdco (“Cambridge Closing Certificate”).

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(b)         Agreements and Covenants. Cambridge and Holdco shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects, and the Cambridge Closing Certificate shall include a provision to such effect.

(c)         No Litigation. No action, suit or proceeding shall be pending or threatened which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Cambridge or the Company to own, operate or control any of the assets and operations of Surviving Pubco following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents. Cambridge and Holdco shall have obtained all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco and the Cambridge Closing Certificate shall include a provision to such effect.

(e)         Material Adverse Effect. No Material Adverse Effect with respect to Cambridge or Holdco shall have occurred since the date of this Agreement.

(f)         SEC Compliance. Immediately prior to Closing, Cambridge shall be in compliance with the reporting requirements under the Exchange Act.

(g)         Lock-Up Agreements. The applicable Lock-Up Agreements shall be executed by each of the Persons (other than the Stockholders) set forth on Schedule 1.14(i) and 1.14(ii) and delivered to the Company.

(h)         Reserved.

(i)           Reserved.

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(j)           Evidence of Repayments. Cambridge shall have received reasonably satisfactory evidence that the repayments and conditions required under Section 5.3 have been made and satisfied.

(k)          Directors Comprising the Surviving Pubco Board. The provisions of Section 5.2(a) herein shall have been satisfied.

(l)           Other Deliveries. At or prior to Closing:

(i)         Cambridge shall have delivered to the Company (a) copies of resolutions and actions taken by the respective board of directors and stockholders of Cambridge and Holdco in connection with the approval of this Agreement and the transactions contemplated hereunder, and (b) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder; and

(ii)        Cambridge shall have delivered or issued, as applicable, to the Stockholders pro rata with their ownership of Company Common Shares (a) the Cash Consideration by wire transfer of immediately available funds to an account designated in writing to the Cambridge Representative, and (b) the Closing Date Share Consideration to the Stockholders.

(m)         Trust Fund. Cambridge shall have caused the Trust Fund, which shall consist of no less than $40,000,000 at Closing after giving effect to the amounts paid and to be paid pursuant to Section 5.23, to be disbursed to the Company upon the Closing.

(n)         Opinion of Cambridge Counsel. The Company shall have received from Graubard Miller, counsel to Cambridge, the opinion of counsel in substantially the form of Exhibit F annexed hereto.

6.3.         Additional Conditions to the Obligations of Cambridge and Holdco. The obligations of Cambridge and Holdco to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Cambridge:

(a)         Representations and Warranties. Each representation and warranty of the Company and the Stockholder contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date, except (i) where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Company and (ii) that the representation set forth in Section 2.9(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Cambridge shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

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(b)         Agreements and Covenants. The Company and the Stockholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)         No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Cambridge or the Company to own, operate or control any of the assets and operations of Surviving Pubco or the Company following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)         Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f)          Lock-Up Agreements. The applicable Lock-Up Agreements shall be executed by each of the Stockholders and delivered to Cambridge.

(g)         Reserved.

(h)         Reserved.

(i)          Opinions of Company Counsel. Cambridge shall have received (i) from Blank Rome LLP, US counsel to the Company, or such other counsel that is reasonably acceptable to Cambridge, an opinion of counsel in substantially the form of Exhibit H annexed hereto; (ii) from Levin-Fisher, law offices, Israeli counsel to the Company, or such other counsel that is reasonably acceptable to Cambridge, an opinion of counsel with respect to Israeli matters relating to the Company (but other than regulation relating to security export controls) in substantially the form of Exhibit I annexed hereto; and (iii) from the law offices of Jonathan Aronson, Israeli counsel to the Company, or such other counsel that is reasonably acceptable to Cambridge, an opinion of counsel with respect to Israeli security export controls regulations, in substantially the form of Exhibit J annexed hereto.

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(j)          Other Deliveries. At or prior to Closing, the Company shall have delivered to Cambridge: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Cambridge and its counsel in order to consummate the transactions contemplated hereunder.

(k)          Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.23; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company.

(l)           Employment Agreements. The Company shall have entered into employment agreements in the forms of Exhibit K-1 and Exhibit K-2 annexed hereto with each of the Stockholders, which employment agreements shall be effective as of the Closing Date.

ARTICLE VII.
INDEMNIFICATION

7.1.         Indemnification of Surviving Pubco by the Stockholders.

(a)         Effective at and after the Closing, subject to the terms and conditions of this Article VII (including the limitations set forth in Section 7.4), the Surviving Pubco and its representatives, successors and permitted assigns (the “Indemnified Parties”) shall be indemnified, defended and held harmless, through the availability of the Escrow Shares and solely to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnified Party by reason of, arising out of or resulting from:

(i)         the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, including any Schedule or ancillary agreement hereto, or contained in any certificate delivered by the Company to Cambridge pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)        the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

Notwithstanding anything contained in this Section 7.1, the matter set forth on Schedule 2.10 shall not be subject to this Article VII, and no indemnification obligations shall apply hereunder.

(b)         As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that in no event will Losses include any indirect, incidental, remote, exemplary, special, consequential, diminution of value, failure to realize savings or benefits, punitive, lost profits, loss of use, or other multiple-based losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses.

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(c)         Solely for the purpose of determining the amount of any Losses (and not for determining whether a representation or warranty or covenant has been breached or is inaccurate) for which the Indemnified Parties may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(d)         Any payment for an Indemnifiable Loss pursuant to this Section 7.1 shall be made out of the Escrow Shares by transferring to the Surviving Pubco that number of Escrow Shares that is equal to the amount of the Indemnifiable Loss as determined by the terms of the Continental Escrow Agreement, subject to Section 7.4. As used in this Article VII, the term “Indemnifiable Loss” means an amount equal to (A) the amount of any Loss multiplied by the number that is (B) equal to one minus the quotient of (1) the total number of shares representing the Closing Date Share Consideration, including the Escrow Shares, divided by (2) the total number of shares of Surviving Pubco Shares issued and outstanding immediately after giving effect to the Closing.

7.2.         Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a party under an obligation to indemnify pursuant to Sections 7.1 other than the Indemnified Parties (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)         Notice of Claim. The Indemnified Parties will give the Stockholders prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the underlying representation, warranty or covenant alleged to have been breached and the facts then known on which such alleged breach is based, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Stockholders shall be entitled to participate in the defense of Third Party Claim at their expense.

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(b)         Defense. The Stockholders shall have the right, at their option (subject to the limitations set forth in subsection 7.2(c) below) and at their own expense, by written notice to the Indemnified Parties, to assume the entire control of, subject to the right of the Indemnified Parties to participate (at their expense and with counsel of their choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense; provided that the Stockholders’ assumption of the defense of a Third Party Claim will not, vis-à-vis the Indemnified Parties, constitute acceptance of liability to the Indemnified Parties under this Article VII. So long as the Stockholders are contesting any such claim in good faith, the Indemnified Parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the Indemnified Parties shall have the right to pay or settle any such claim at any time, provided that in such event, the Indemnified Parties shall waive any right of indemnification therefor under this Article VII. If the Stockholders elect to assume the defense of a Third Party Claim:

(i)         the Stockholders shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Parties reasonably informed of the status of such defense and shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Stockholders shall obtain the prior written consent of the applicable Indemnified Party before entering into any compromise or settlement of such Third Party Claim, which consent shall not be unreasonably withheld, delayed or conditioned; provided further, that no such consent shall be required for any such compromise or settlement that: (A) is exclusively monetary and will be paid in full out of the Escrow Shares (rather than by the applicable Indemnified Party); (B) does not contain an admission of liability on the part of any Indemnified Party; and (C) unconditionally and fully releases the applicable Indemnified Party with respect to such Third Party Claim; and

(ii)        the Indemnified Parties shall cooperate fully in all respects with the Stockholders in any such defense, compromise or settlement thereof, including the selection of counsel and in making any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, and the Indemnified Parties shall make available to the Stockholders all pertinent information and documents under its control, including by providing the Stockholders with reasonable access during normal business hours of the applicable Indemnified Party to books, records and personnel of the applicable Indemnified Party (but only to the extent relevant to such Third Party Claim).

(c)         Limitations of Right to Assume Defense. The Stockholders shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Stockholders which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim would result in a Material Adverse Effect of Surviving Pubco.

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(d)         Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Indemnified Parties against the Indemnifying Parties and shall not affect the Indemnifying Parties’ duties or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have (i) adversely affected the ability of the Stockholders to defend against or reduce the Indemnifiable Losses or (ii) caused or increased such Indemnifiable Losses or otherwise caused the Indemnifiable Losses to be greater than such Indemnifiable Losses would have been had the Indemnified Parties given the Stockholders prompt notice hereunder. So long as the Stockholders are defending any such action actively and in good faith, the Indemnified Parties shall not settle such action. The Indemnified Parties shall make available to the Stockholders all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Parties, for the use of the Stockholders and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)         Failure to Defend. If the Stockholders, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim in good faith, the Indemnified Parties, at their own cost and expense, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as they may determine in their reasonable discretion, provided that the Stockholders shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)         Indemnifying Parties Consent. Unless the Stockholders have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Continental Escrow Agreement.

(g)         Advancement of Defense Costs. Notwithstanding anything to the contrary contained herein, the Surviving Pubco shall advance to or pay on behalf of the Stockholders the reasonable out-of-pocket costs and expenses incurred by the Stockholders in connection with the defense of any alleged Indemnifiable Matter asserted by the Surviving Pubco, including reasonable attorneys’ fees; provided, however, if it is finally determined by a court of competent jurisdiction that the Indemnifiable Losses related to any such indemnifiable matter shall be satisfied through the availability of the Escrow Shares, the advances to or payments made on behalf of the Stockholders shall count towards the aggregate Indemnifiable Losses incurred by the Surviving Pubco in connection with such indemnifiable matter.

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7.3.         Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Surviving Pubco or the Company prior to or after the Closing, the Surviving Pubco and the Company shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Parties shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Parties for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing from the Escrow Shares. If the Surviving Pubco has received the payment required by this Agreement from the Escrow Shares in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Stockholders and shall return to escrow the Escrow Shares released to the Indemnified Parties or in the event of a subsequent sale thereof, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount realized by the Indemnified Parties upon such sale. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4.         Limitations on Indemnification. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, the following terms will apply to any claim arising out of this Agreement or related to the transactions contemplated hereby:

(a)         Survival: Time Limitation. The representations and warranties of the parties under this Agreement will survive the execution and delivery of this Agreement until the first anniversary of the Closing Date, at which time such representations and warranties will expire (the “Basic Survival Period”) except that the right of the Indemnified Parties to bring (i) Additional Indemnity Claims shall survive the Closing for the period that ends on the Additional Indemnity Escrow Termination Date (the “Additional Indemnity Survival Period”), (ii) Claims for the breach of the representations and warranties in Sections 2.1(a) and (b) and 2.4, 1.12(b)(i) and 1.12(b)(ii) shall survive without limitation as to time, and (iii) Claims for the breach of the representations and warranties in Sections 3.1 and 3.4 shall survive without limitation as to time. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

(b)         Any indemnification claim made by the Indemnified Parties prior to the termination of the Basic Survival Period or the Additional Indemnity Survival Period (each a “Survival Period”), as the case may be, in accordance with the requirements of this Agreement shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period or the Additional Indemnity Survival Period, as the case may be.

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(c)         Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all Indemnifiable Losses otherwise payable exceeds $1,500,000 (the “Deductible”), in which event all Indemnifiable Losses so due in excess of the Deductible shall be paid out of the Escrow Shares. Notwithstanding anything to the contrary contained herein, the Deductible shall not apply to any claims for Indemnifiable Losses for the breach of the representations and warranties contained in Section 2.6 (Compliance).

(d)         Aggregate Amount Limitations. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares in the case of Basic Indemnity Claims or the Additional Indemnity Shares in the case of Additional Indemnity Claims, and Surviving Pubco shall have no claim against the Stockholders other than for any of such Escrow Shares (and any non-cash dividends declared and actually paid with respect to the Escrow Shares).

(e)         No Double Recovery. In the event that any Losses for which indemnification is provided under this Article VII are recoverable under more than one provision of this Agreement, the Indemnified Parties will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the parties’ intention that once any particular Losses have been recovered by the Indemnified Parties under one provision, such Losses no longer exist and, therefore, recovery by the Indemnified Parties for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(f)         Miscellaneous Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Indemnified Parties will not be entitled to indemnification pursuant to Section 7.1 for any Loss underlying such indemnification claim to the extent that: (i) the Indemnified Parties could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); (ii) such Loss (or any part thereof) results from or is increased by the action or inaction of any Indemnified Parties or any Affiliate thereof; (iii) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy, or (iv) Cambridge had, prior to the Closing Date, actual knowledge of a breach of the applicable representation, warranty or covenant.

7.5.         EXCLUSIVE REMEDY. HOLDCO (WHICH SHALL SURVIVE THE REDOMESTICATION MERGER TO BECOME SURVIVING PUBCO, ON BEHALF OF ITSELF AND THE OTHER INDEMNIFIED PARTIES, HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTIES WITH RESPECT TO ANY AND ALL CLAIMS FOR LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VII. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE VII. FURTHERMORE, EACH PARTY TO THIS AGREEMENT COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND SUCH PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 7.5 ARE CONSPICUOUS. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE VII SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT THE INDEMNIFIED PARTIES’ RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST THE OTHER PARTY BASED UPON SUCH OTHER PARTY’S ACTUAL FRAUD OR INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, IT BEING UNDERSTOOD THAT A MERE BREACH OF A REPRESENTATION AND WARRANTY, WITHOUT INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, DOES NOT CONSTITUTE FRAUD. NOTWITHSTANDING ANY OF THE FOREGOING, AND FOR PURPOSE OF FURTHER CLARITY, NOTHING IN THIS AGREEMENT, INCLUDING THIS SECTION 7.5, SHALL SERVE TO LIMIT OR ELIMINATE ANY REMEDY AVAILABLE TO CAMBRIDGE OR THE SURVIVING PUBCO AT LAW OR EQUITY UNDER THE JOINT VENTURE ACQUISITION AGREEMENT.

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7.6.         Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the Surviving Pubco Shares issued by Surviving Pubco as a result of the Transactions, except as otherwise required by Law.

7.7.         Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Cambridge Representative’s obligations under this Article VII are solely as a representative of the stockholders of Cambridge immediately prior to the Effective Time in the manner set forth in the Continental Escrow Agreement with respect to the obligations to indemnify the Surviving Pubco under this Article VIII and that the Cambridge Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the Surviving Pubco as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Reasonable and actual out-of-pocket expenses of the Cambridge Representative for attorneys’ fees and other costs shall be borne in the first instance by the Surviving Pubco, which may make a claim for reimbursement thereof as part of the Indemnifiable Losses against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Continental Escrow Agreement). The Continental Escrow Agent, pursuant to the Continental Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with this Agreement and the Continental Escrow Agreement. The Continental Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8.         Tax Benefits. The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such Indemnified Party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the Indemnified Party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the Indemnified Party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The Indemnified Party shall provide the Indemnifying Party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

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7.9.         Mitigation. A Indemnified Party shall use commercially reasonable efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimis incidental expenses).

7.10.       NO RELIANCE. AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULES, THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE II AND CAMBRIDGE AND HOLDCO IN ARTICLE III, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES TO THIS AGREEMENT AND IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT HERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY TO THIS AGREEMENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND BY ANY ANCILLARY AGREEMENT HERETO. WITHOUT LIMITING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II, THE COMPANY IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO CAMBRIDGE OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE (INCLUDING FINANCIAL OR OPERATIONAL FORECASTS) OR MATTERS THAT WERE DISCUSSED ORALLY OR IN WRITING ON OR PRIOR TO THE DATE HEREOF.

ARTICLE VIII.
TERMINATION

8.1.         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written agreement of Cambridge and the Company at any time;

(b)         by either Cambridge or the Company if the Transactions shall not have been consummated by December 23, 2015 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c)         by either Cambridge or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d)         by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Cambridge set forth in this Agreement, or if any representation or warranty of Cambridge shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Cambridge is curable by Cambridge prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for ten (10) days after delivery of written notice from the Company to Cambridge of such breach (or if the Termination Date is less than ten (10) days from notice by the Company, is not cured, or by its nature or timing cannot be cured, by the Company by the Termination Date), provided Cambridge continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Cambridge is cured during such ten (10)-day period);

(e)         by Cambridge, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Cambridge may not terminate this Agreement under this Section 8.1(e) for ten (10) days after delivery of written notice from Cambridge to the Company of such breach (or if the Termination Date is less than ten (10) days from notice by Cambridge, is not cured, or by its nature or timing cannot be cured, by Cambridge by the Termination Date), provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Cambridge may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such ten (10)-day period);

(f)          by either Cambridge or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Cambridge Common Stock required under Cambridge’s Charter Documents, or Cambridge will have less than $5 million of net tangible assets following the exercise by the holders of shares of Cambridge Common Stock issued in Cambridge’s initial public offering of their rights to convert the Cambridge Common Stock held by them into cash in accordance with Cambridge’s Charter Documents;

(g)         by the Company, if immediately prior to the Transactions, Cambridge does not have cash on hand (or in Cambridge’s Trust Fund) of at least $40,000,000, after giving effect to the amounts paid or to be paid in accordance with Section 5.23;

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(h)         by the Company, if the Registration Statement and the Proxy Statement/Prospectus are not filed with the SEC on or prior to the Filing Deadline; provided that such failure to file is not due to the Company’s failure to furnish to Cambridge all information concerning its company and business in a timely fashion and as has been reasonably requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus;

(i)          by Cambridge, if the Registration Statement and the Proxy Statement/Prospectus are not filed with the SEC on or prior to the Filing Deadline and such failure to file is due to the Company’s failure to furnish to Cambridge all information concerning its company and business in a timely fashion and as has been reasonably requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus;

(j)          by Cambridge if the relevant Israeli tax authorities issue any ruling or decision prior to Closing that serves to lockup or restrict transfers by any person holding Cambridge Common Stock prior to the consummation of the transactions contemplated hereby, other than any pre-Closing director or officer of Cambridge holding 5% or more of the outstanding Cambridge Common Stock;

(k)         by the Company if the relevant tax authorities issue any ruling or decision (the “ITA Ruling”) prior to Closing that does not provide for the tax treatment to the Stockholders under Section 103[t] of Israel Tax Ordinance contemplated by their application to the ITA to be filed (a copy to be promptly provided to Cambridge (“ITA Application”)); and

(l)          by Cambridge if either ASM or the ASM Stockholder has materially breached any representation or covenant contained in the Joint Venture Agreement; unless the business and operations of ASM can be otherwise transferred to Surviving Pubco without liabilities to Surviving Pubco.

8.2.         Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Sections 5.6(a), 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Transactions to occur on or before the date stated therein; provided however, the liabilities hereunder shall not include any consequential, special, indirect or punitive damages (except to the extent any such consequential, special, incidental, indirect or punitive damages are paid to a third party in a third party claim).

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8.3.         Fees and Expenses. Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are effected and consummated.

ARTICLE IX.
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:[1]

ARTICLE X.
GENERAL PROVISIONS

10.1.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Cambridge or Holdco to:	Cambridge Capital Acquisition Corporation
525 South Flagler Drive, Suite 201
West Palm Beach, Florida 33401
Attention: Benjamin Gordon
Telephone: (561) 932-1600
Telecopy: (561) 655-6232
E-mail: ben@cambridgecapital.com

with a copy to:	Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com
if to the Company or
Stockholders, to:	Ability Computer & Software Industries Ltd.
Yad Harutzim 14
Tel Aviv, Israel, 6770007
Attention: Anatoly Hurgin
Telephone: 972-3-6879777
Telecopy: 972-3-5376483
E-mail: ability@ability.co.il

1 Note: To be inserted once agreement is fully negotiated.

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with a copy to:	Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Attention: Robert J. Mittman
Telephone: 212-885-5555
Telecopy: 212-885-5001
E-mail: rmittman@blankrome.com

Maples & Calder LLP

PO Box 309
Ugland House
Grand Cayman KY1-1104
Attention: Michael Johns
Telephone: 345-814-5264
Telecopy:
E-mail: michael.johns@maplesandcalder.com

10.2.       Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a)         the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

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(b)         the term “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close;

(c)         the term “knowledge” means actual knowledge or awareness as to a specified fact or event and, with respect to the Company or Cambridge of each of the persons listed on Schedule 10.2(c), without the requirement of any independent verification or investigation;

(d)         the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity which are applicable to a Person;

(e)         the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the Company or any Affiliate of the Company, or any agreement to give any security interest);

(f)         the term “Material Adverse Effect” when used in connection with an entity means any change, event, or circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, which has had a material adverse effect on the business, assets (including intangible assets), revenues, financial condition, or results of operations of such entity and its Subsidiaries, taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (ii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (iii) any proposal, enactment or change in interpretation of, or other change in, applicable law, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of such Person or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which such Person or any of its Subsidiaries operate (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (v) the failure, in and of itself, of such Person or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of such Person or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vi) changes attributable to the public announcement or pendency of the transactions contemplated hereby, and (vii) any action taken or omitted to be taken by such Person or any of its Subsidiaries at the other party’s direction or written request (including any action not taken as a result of the failure of such other party to consent to any action requiring its consent hereunder) or otherwise required or permitted to be taken or omitted to be taken by this Agreement;

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(g)         the term “Permitted Liens” means any and all Liens (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) imposed or promulgated by law or any Governmental Entity, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by law and arising out of obligations incurred in the ordinary course of business, (d) created as a result of any action taken by Cambridge or any of its Affiliates, (e) that are expressly listed as exceptions in insurance policies, (f) listed on Schedule 10.2(g), (g) covenants, conditions, restrictions, encroachments, liens, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (h) purchase money liens or liens securing rental payments under capital lease arrangements; and (i) which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise have a Material Adverse Effect on such Person;

(h)         the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(i)          the term “Subsidiary” of a Person means any corporation or other entity (including a limited liability company, partnership or other business association) in which such Person, directly or indirectly, owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity; and

(j)          all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3.       Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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10.4.       Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Cambridge and the Company dated June 29, 2015 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5.       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.       Other Remedies; Specific Performance. Except as otherwise provided herein, including Section 7.5, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other right or remedy to which the non-breaching party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

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10.7.       No Recourse. Except as expressly set forth in this Agreement, and other than in the case of fraud or willful and intentional breach of this Agreement or any ancillary agreement hereto, notwithstanding any rights of Cambridge at law or in equity, in the event of any default or breach by the Company under this Agreement or any ancillary agreement hereto, Cambridge’s remedies shall be restricted to enforcement of its rights against the property and assets of the Company, and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Company (other than the Company), any Stockholder, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate (other than the Company) of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, for any obligations or liabilities of the parties to this Agreement or any ancillary agreement hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby. Except as expressly set forth in this Agreement or any ancillary agreement, and other than in the case of fraud or willful and intentional breach of this Agreement, notwithstanding any rights of the Company at law or in equity, in the event of any default or breach by Cambridge, under this Agreement or any ancillary agreement hereto, the remedies of the Company and the Stockholders shall be restricted to enforcement of its rights against any other property and assets of Cambridge, and no liability whatsoever shall attach to, be imposed on or otherwise be, incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of Cambridge, (other than Cambridge) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing (other than Cambridge), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the generality of the foregoing, each party hereto agrees that it shall, and shall cause its Affiliate to, not file, or threaten to file, any claim, suit, action or proceeding in violation of this Section 10.7. Cambridge and the Company will be liable for all reasonable attorneys’ fees and court costs arising from a breach of this Section 10.7.

10.8.       Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.9.       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10.     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11.     Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of the Cambridge Representative, the Surviving Pubco and the Stockholders.

10.12.     Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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10.13.     CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR PURPOSES OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT RELATED HERETO, OR ANY TRANSACTION RELATED HERETO (INCLUDING THE MERGER) OR THERETO. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the party being served were a resident of the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

10.14.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15.     Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[The Signature Page is the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

By:	/s/ Benjamin Gordon
Name: Benjamin Gordon
Title: Chief Executive Officer

CAMBRIDGE HOLDCO CORP.

By:	/s/ Benjamin Gordon
Name: Benjamin Gordon
Title: Chief Executive Officer

ABILITY Computer & SOFTWARE INDUSTRIES LTD.

By:	/s/ Anatoly Hurgin
Name: Anatoly Hurgin
Title: Chief Executive Officer

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SIGNING SECURITYHOLDERS, for the purposes of Sections 1.10, 1.11(b), 1.12, 4.1, 5.12, 5.19 and Articles VII and X:

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